UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Arch Resources, Inc.

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PAUL A. LANG Chief Executive Officer
March 15, 2021
Dear fellow stockholder:
You are cordially invited to attend our annual meeting of stockholders on Thursday, April 29, 2021 at 10:00 a.m. Central Time. The Annual Meeting will be held by remote communication only, in a virtual meeting format. You can attend the virtual Annual Meeting at the meeting time at www.virtualshareholdermeeting.com/ARCH2021.
In connection with the annual meeting, we have enclosed a notice of the meeting, a proxy statement and a proxy card. We have also enclosed a copy of our annual report for 2020, which contains detailed information about us and our operating and financial performance.
By hosting the Annual Meeting online, the Company is able to communicate more effectively with its stockholders, enable increased attendance and participation from locations around the world, reduce costs and increase overall safety for all participants, in light of the ongoing COVID-19 pandemic. This approach also aligns with the Company’s broader sustainability goals. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. If you plan to attend the Annual Meeting online, you will need the 16-digit control number found on your proxy card, voting instruction form or notice of internet availability of proxy materials. The Annual Meeting will begin promptly at 10:00 a.m. Central Time. Online check-in will begin at 9:45 a.m. Central Time, and you should allow ample time for the online check-in procedures.
Whether or not you plan to attend, I encourage you to vote your shares prior to the meeting. You may vote by telephone or via the Internet, or complete, sign and return the enclosed proxy card. The prompt execution of your proxy will be greatly appreciated.
Thank you for your continued support of Arch Resources, and we hope you will virtually attend the Annual Meeting.
Sincerely,
/s/ PAUL A. LANG

PAUL A. LANG
Chief Executive Officer
ARCH RESOURCES, INC.
1 CityPlace Drive, Suite 300 St. Louis, Missouri 63141 t: (314) 994-2700

One CityPlace Drive, Suite 300
St. Louis, Missouri 63141
March 15, 2021
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 29, 2021
The annual meeting of stockholders (the “Annual Meeting”) of Arch Resources, Inc., a Delaware corporation (the “Company”), will be held at 10:00 a.m., Central Time, to:
(1)
Elect the seven nominees for director named in the attached proxy statement;

(2)
Vote on an advisory resolution to approve the Company’s named executive officer compensation;

(3)
Ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as the Company’s independent auditors for the year ending December 31, 2021; and

(4)
Consider any other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The Annual Meeting will be held by remote communication only, in a virtual meeting format. You can attend the virtual Annual Meeting at the meeting time at www.virtualshareholdermeeting.com/ARCH2021. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting.
March 9, 2021 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. If you own shares of common stock as of March 9, 2021, you may vote those shares in advance of the Annual Meeting via the Internet or by telephone, or if you received your proxy materials by mail, you may vote your shares by completing and mailing your proxy card or voting instruction form. You may also vote your shares by attending the Annual Meeting online and voting during the meeting. If you plan to attend the Annual Meeting online, you will need the 16-digit control number found on your proxy card, voting instruction form or notice of internet availability of proxy materials. The Annual Meeting will begin promptly at 10:00 a.m. Central Time. Online check-in will begin at 9:45 a.m. Central Time, and you should allow ample time for the online check-in procedures. Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote by telephone or the Internet. If you received a proxy card by mail, you may complete, date and sign the proxy card and return it in the enclosed envelope.
By Order of the Board of Directors
/s/ ROSEMARY L. KLEIN

ROSEMARY L. KLEIN
Senior Vice President — Law, General Counsel and
Secretary

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PROXY STATEMENT

PROXY HIGHLIGHTS
This summary highlights information contained in this Proxy Statement. The summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Annual Meeting of Stockholders
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Time and date: 10:00 a.m., Central Time, April 29, 2021.

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Place: Online only at www.virtualshareholdermeeting.com/ARCH2021.

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Record Date: March 9, 2021.

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Voting: Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.

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Notice of Annual Meeting: The notice of Annual Meeting, this Proxy Statement, the form of proxy and the Company’s 2020 annual report were first mailed or made available to stockholders on or about March 15, 2021.

Voting Items (With Board Recommendations in Parentheses)
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Election of seven directors named in this proxy statement for a term of one year or until their successors are duly elected and qualified. (FOR EACH NOMINEE)

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Advisory resolution to approve named executive officer compensation. (FOR)

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Ratification of the appointment of Ernst & Young LLP, independent registered public accounting firm, as the Company’s independent auditors for the year ending December 31, 2021. (FOR)

Board Nominees
The following seven directors have been nominated to stand for election at the Annual Meeting, with each serving a one-year term expiring at the 2022 annual meeting of stockholders: Patrick J. Bartels, Jr., James N. Chapman, John W. Eaves, Holly Keller Koeppel, Patrick A. Kriegshauser, Paul A. Lang and Richard A. Navarre. Two current members of the Company’s Board of Directors (the “Board”), Sherman K. Edmiston III and Robert B. Hamill, will not stand for election at the Annual Meeting. The size of the Board will be reduced to seven directors at the conclusion of the Annual Meeting.
Key Elements of the Company’s Compensation Program
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Pay for Performance — A significant portion of compensation for each of our named executive officers is tied to key performance-based metrics.

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Mix of Short-Term and Long-Term Incentives — Our incentive plans have an appropriate mix of annual and long-term incentives.

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Stock Ownership Guidelines — We have stock ownership guidelines in place for our executive officers and directors.

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Clawback Policy — We have a clawback policy that applies to performance-based compensation granted to executive officers of the Company.

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Anti-Hedging and Anti-Pledging Policy — We have a policy prohibiting directors, executive officers and employees from engaging in any action designed to hedge or offset any change in the value of the Company’s stock and from pledging any Company security.

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No Repricing of Stock Options — Under our compensation program, we grant time and performance-based restricted stock units and do not award options. Repricing of stock options without stockholder approval is expressly prohibited under the Company’s equity plan.

Corporate Governance Highlights
Board Composition —
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John W. Eaves serves as Executive Chairman of the Board, and James N. Chapman serves as Lead Independent Director.

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All of the Company’s directors are independent, except for Mr. Eaves, the Company’s Executive Chairman, and Paul A. Lang, the Company’s President and Chief Executive Officer.

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All of the Company’s directors stand for election on an annual basis.

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The average age of the directors is 58, and the average length of tenure is four years.

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The Board annually assesses its performance through Board and committee self-evaluations.

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The Nominating and Corporate Governance Committee leads the full Board in considering Board competencies.

Risk Oversight —
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The Board is responsible for risk oversight, and its standing committees have particular oversight of key risks.

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The Board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks.

Environmental, Social and Governance Responsibility —
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The Company and its Board are committed to environmental, social and governance (“ESG”) matters and being a responsible corporate citizen.

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Safety, environmental stewardship, community engagement, upholding the highest ethical standards and promoting a corporate culture of respect and inclusion are core values of the Company.

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A significant portion of the Company’s executive at-risk compensation is tied to safety and environmental matters.

Stockholder Engagement Program —
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The Company regularly reaches out to stockholders to get feedback on matters such as executive compensation, corporate governance, ESG responsibility and other current and emerging issues, and will continue this practice going forward. Stockholders have access to the Board and senior leadership as part of this outreach program.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
When and Where Is the 2021 Annual Meeting of Stockholders Being Held?
The 2021 annual meeting of stockholders (the “Annual Meeting”) of Arch Resources, Inc., a Delaware corporation (“Arch” or the “Company”), will be held on Thursday, April 29, 2021 at 10:00 a.m., Central Time. The Annual Meeting will be held by remote communication only, in a virtual meeting format. You can attend the virtual Annual Meeting at the meeting time at www.virtualshareholdermeeting.com/ARCH2021.
Who May Vote at the Annual Meeting?
Stockholders of the Company on March 9, 2021, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. On the record date, the Company had 15,316,927 shares of Common Stock outstanding, consisting of 15,316,670 shares of Class A Common Stock and 257 shares of Class B Common Stock outstanding.
How Do I Gain Admission to the Annual Meeting?
You can access the virtual Annual Meeting at the meeting time at www.virtualshareholdermeeting.com/ARCH2021. If you plan to attend the Annual Meeting online, you will need the 16-digit control number found on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials (the “Notice”). The Annual Meeting will begin promptly at 10:00 a.m. Central Time. Online check-in will begin at 9:45 a.m. Central Time, and you should allow ample time for the online check-in procedures.
What Items Will Be Voted on at the Annual Meeting?
Stockholders will vote on the following items at the Annual Meeting:
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The election of seven director nominees to the Board of Directors (the “Board”) of the Company (Proposal 1);

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An advisory resolution to approve the Company’s named executive officer compensation (Proposal 2); and

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The ratification of the appointment of Ernst & Young LLP, independent registered public accounting firm, as the Company’s independent auditors for the year ending December 31, 2021 (Proposal 3).

What Are the Board’s Voting Recommendations?
The Board recommends you vote your shares:
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“FOR” each of the director nominees to the Board (Proposal 1);

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“FOR” the advisory resolution to approve the Company’s named executive officer compensation (Proposal 2); and

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“FOR” the ratification of the appointment of Ernst & Young LLP, independent registered public accounting firm, as the Company’s independent auditors for the year ending December 31, 2021 (Proposal 3).

How Do I Vote?
If you are a registered stockholder, you may vote your shares in advance using any of the following voting alternatives:
By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions provided (you will need the Control Number from the Notice or proxy card you receive).

By Phone — You can vote by phone by calling the toll-free number indicated on your proxy card or voting instruction card (you will need the Control Number from the Notice or proxy card you receive).
By Mail — If you received your proxy materials by mail, you can vote by signing, dating and returning the accompanying proxy card.
Alternatively, you may attend the virtual Annual Meeting and vote your shares during the meeting. When your proxy is properly submitted, your shares will be voted as you indicate. If you do not indicate your voting preference, the appointed proxies (Paul A. Lang and Rosemary L. Klein) will vote your shares FOR each of the director nominees to the Board under Proposal No. 1, FOR Proposal No. 2 and FOR Proposal No. 3. If your shares are owned in joint names, all joint owners must vote by the same method, and if joint owners vote by mail, all of the joint owners must sign the proxy card. The deadline for voting by telephone or via the Internet in advance of the Annual Meeting, is 11:59 p.m., Eastern time, on the day before the Annual Meeting.
If you are a beneficial owner of shares held in street name, follow the instructions provided by your nominee to vote your shares in advance of the Annual Meeting. In most instances, you will be able to vote by the same methods as indicated above. Alternatively, you may attend the virtual Annual Meeting and vote your shares during the meeting.
May I Change My Vote?
You may revoke your proxy and change your vote at any time before the voting deadline for the Annual Meeting. After your initial vote, you may vote again on a later date any time prior to the Annual Meeting via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the voting deadline for the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting during the meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.
How Many Votes Do I Have?
You have one vote for each share of the Company’s Class A Common Stock and one vote for each share of the Company’s Class B Common Stock that you owned at the close of business on the record date. These shares include:
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Shares registered directly in your name with the Company’s transfer agent, for which you are considered the “stockholder of record”; and

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Shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”

Is My Vote Confidential?
Yes. Voting tabulations are confidential except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies when disclosure is required by law to defend a claim against the Company or to assert a claim by the Company and when a stockholder’s written comments appear in a proxy or other voting material.
What Are Broker Non-Votes and How Are They Counted?
A broker non-vote occurs when a broker, bank, or other nominee holding shares on behalf of a beneficial owner is prohibited from exercising discretionary voting authority for a beneficial owner who has not provided voting instructions. Brokers, banks, and other nominees may vote without instruction only on “routine” proposals. On “non-routine” proposals, nominees cannot vote without instructions from the beneficial owner, resulting in so-called

“broker non-votes.” Proposal No. 3, the ratification of Ernst & Young, LLP as the Company’s independent registered public accounting firm, is the only routine proposal on the ballot for the Annual Meeting. All other proposals are non-routine. If you hold your shares with a broker, bank, or other nominee, they will not be voted on non-routine proposals unless you give voting instructions to such nominee. Broker non-votes are counted as present and entitled to vote for purposes of determining a quorum at the meeting, but are not counted for purposes of determining the number of shares present and entitled to vote on non-routine matters.
What Is the Voting Requirement to Approve Each of the Proposals?
For Proposal No. 1, the seven nominees receiving the greatest number of affirmative votes of the shares entitled to be voted for them will be elected as directors to serve for one-year terms and until their respective successors are duly elected and qualified. Abstentions are not counted for the purpose of the election of directors, and neither abstentions nor broker non-votes will have any effect on the voting results.
Approval of Proposals No. 2 and No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. The vote on Proposal No. 2, the approval of the Company’s named executive officer compensation, is a non-binding advisory vote only. Abstentions and broker non-votes are not treated as votes cast. Accordingly, neither abstentions nor broker non-votes will affect the outcome of the voting on Proposals No. 2 or No. 3.
If a submitted proxy does not specify how to vote, the shares represented by that proxy will be considered to be voted FOR each of the seven nominees recommended by the Board in Proposal No. 1, and FOR each of Proposals No. 2 and No. 3. Unless a stockholder checks the box on the proxy card or provides instructions to withhold discretionary voting authority, the appointed proxies may use their discretion to vote on any other matters properly brought before the meeting. As of the date of this proxy statement, the Company knows of no matter that will be presented for consideration at the Annual Meeting other than those matters discussed in this proxy statement.
What “Quorum” Is Required for the Annual Meeting?
In order to have a valid stockholder vote, a quorum must exist at the Annual Meeting. For the Company, the holders of a majority of the outstanding shares of common stock, present in person (virtually) or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. For these purposes, shares that are present or represented by proxy at the Annual Meeting will be counted toward a quorum, regardless of whether the holder of the shares or proxy fails to vote on a particular matter. Abstentions and broker non-votes are counted as present for the purposes of establishing a quorum.
What Is Householding?
As permitted by the Securities and Exchange Commission (“SEC”), the Company may deliver only one copy of this proxy statement, its 2020 annual report to stockholders or the Notice, as applicable, to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of these documents. This is known as householding.
The Company will promptly deliver, upon request, a separate copy of the proxy statement, annual report or Notice, as applicable, to any stockholder residing at an address to which only one copy was mailed. Requests for separate copies for the current year or future years, or to receive a single copy in the future for stockholders sharing an address, should be directed to the Secretary, Arch Resources, Inc., One CityPlace Drive., Suite 300, St. Louis, Missouri 63141, or by telephone at (314) 994-2700.

Where Can I Find the Voting Results?
The Company intends to announce preliminary voting results at the Annual Meeting. The Company will publish the final results in a Current Report on Form 8-K, which the Company expects to file within four business days after the Annual Meeting is held. You can obtain a copy of the Current Report on Form 8-K by logging on to the Company’s website at archrsc.com or through the EDGAR system at sec.gov. Information on the Company’s website does not constitute part of this proxy statement.

CORPORATE GOVERNANCE PRACTICES
Overview
We are dedicated to creating long-term value for our stockholders, while maintaining our commitment to ESG matters and being a responsible corporate citizen. We are committed to conducting business with integrity and an unrelenting passion for providing the best value to our customers.
Our Commitment to Environmental, Social and Governance Responsibility
We believe that our long-term success depends upon achieving excellence in mine safety and environmental stewardship; conducting business in the most ethical and transparent manner; investing in our people and the communities in which we operate; and demonstrating the highest principles of corporate governance. We are proud of our long-standing history of outstanding performance in these areas, and our commitment to continuous improvement in ESG is unwavering. We launched a new website in 2020 reflecting the Company’s pivot towards steel and metallurgical markets and, in response to requests from stakeholders, we provided enhanced disclosures regarding our philosophy and approach to key ESG-related topics as well as data reflecting our industry-leading performance in safety and environmental performance. Please visit our website at www.archresources.com to see those enhanced disclosures. We also discuss key highlights below.
Our Approach to Safety and Environmental Stewardship
Safety is deeply engrained in our culture. Across the organization, employees engage in a proactive, behavior-based approach to safety. This cultural-based approach, which is employee led, began decades ago and it is now a part of who we are. Year-after-year, we have consistently led our large, integrated peers in safety performance, as measured by lost-time incident rate. For 2020, our lost-time incident rate across all of our operations was 0.93 per 200,000 employee-hours worked, which is nearly three times better than the industry average and again leads U.S. diversified producers. While we are proud of our track record, we are sharply focused on further improvement. We have made zero safety incidents at every operation every year our single, highest priority.
We are relentless in our efforts to be good stewards of the environment. We strive for perfection in our approach to water, air and land. As with safety, we continue to set the standard for the industry with our environmental performance. For the fourth year in a row, in 2020, we achieved near-perfect compliance with respect to air and water emissions across all of our operations. In every operating region, we take our reclamation efforts seriously and are often recognized for excellence by state and federal agencies.
As further evidence of our clear commitment to ESG excellence, our operations received the following national and state awards for 2020 performance:
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Two Sentinels of Safety Awards — the nation’s highest distinction for mine safety — in the large underground mine (our Leer mine) and plant (our Black Thunder mine) categories.

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The Milestone Safety Award — the state of West Virginia’s top safety honor — for achievements at our Leer mine, which worked more than two million consecutive hours over the course of 2019 and 2020 without a single Mine Safety Health Administration (“MSHA”) reportable injury.

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The Greenlands Award — the state of West Virginia’s highest reclamation honor — for exemplary work in reclaiming formerly mined lands.

Our safety focus is also evident in our response to the COVID-19 pandemic. We have instituted many policies and procedures, in alignment with CDC guidelines and state and local mandates, to protect our employees during the

COVID-19 pandemic. These policies and procedures include, but are not limited to, staggering shift times to limit the number of people in common areas at one time, limiting meetings and meeting sizes, wearing masks, continual cleaning and disinfecting of high-touch and high-traffic areas, including door handles, bathrooms, bathhouses, access elevators, mining equipment, and other areas, limiting contractor access to our properties, limiting business travel, and instituting work from home for administrative employees. We plan to keep these policies and procedures in place for as long as needed and will continually evaluate the need for further enhancements.
We believe that our performance in the areas of safety and environmental stewardship in particular — and ESG more generally — is integral to our operational and financial performance and to enhancing long-term stockholder value. Given this integral connection, we have historically tied a significant portion of our executive officers’ incentive compensation to Company performance on safety and environmental compliance.
Our Approach to Climate
We recognize the importance of reducing greenhouse gas emissions on a systematic and sustained basis, and have taken steps to reduce our carbon footprint. Our pivot towards steel markets — and towards higher quality but lower volume metallurgical products — has driven significant reductions in our emissions profile as well. Since 2013, we have reduced greenhouse gas emissions across our operating portfolio by over 50 percent.
Our metallurgical products are essential to the primary production of steel as a reducing agent for iron ore. While the production process is carbon-intensive, steel is a highly recyclable resource supported by a well-developed logistics chain and recycling infrastructure. We expect primary steel to play an essential role in the revitalization of the economy following the current, pandemic-driven contraction, the development of critical infrastructure and the construction of a new, lower-carbon economy supported by mass transit systems, wind turbines and electric vehicles. While we believe steel producers will ultimately need to de-carbonize the steel-making processes entirely, consistent with a net-zero carbon future, we expect metallurgical coal to continue to play a critical role in steel production for the next two decades or more. In 2020, we directed approximately 95 percent of our capital spending to our metallurgical segment.
As we have expanded our metallurgical portfolio, we have correspondingly reduced our thermal coal asset base via asset sales, mine closures and the continuous streamlining and rightsizing of our thermal portfolio. Over the past decade, we have reduced our thermal coal output by 65 percent and continue to drive forward with further reductions. We are also exploring strategic alternatives for our remaining thermal assets, while accelerating final reclamation activities at our largest thermal coal operations in the Powder River Basin of Wyoming. At the same time, we are continuing to focus on optimizing cash flows from our remaining thermal assets, which we believe are well-positioned to generate sufficient cash to fund their own long-term closure obligations. We view our focused approach as the most orderly and responsible process for our stockholders and other stakeholders, including the employees at our thermal operations, the communities in which those employees live and work, and the electricity consumers who rely on this low-cost fuel source to help maintain affordable and stable electricity prices.
In addition to the structural shift in our business strategy, we are taking actions to reduce energy intensity in operating our mines. We employ a variety of demand management methods and equipment to reduce our need to draw electric power from the grid. Also, in 2020, we acquired 6.3 percent of our aggregate consumed electricity from renewable sources.
Our Approach to People — Human Capital Management
We directly employ approximately 3,200 employees, all but three of whom are located in the United States. Our responsible and respectful corporate culture has allowed us to attract and retain an experienced, talented and high-performing workforce. Our five-year average voluntary retention rate is over 94 percent, and approximately 41 percent of the Company’s workforce has at least 10 years of Company service.

We recognize the importance of furthering education and development of our employees through the various stages of their careers. To that end, we offer free access to thousands of courses that are designed for personal and career development through an online education platform. We also invest significantly in the development of our next generation of leaders. Over the past five years, we have conducted ongoing multi-day leadership workshops designed to educate high-potential employees about our corporate strategy, financial position, asset base and corporate culture, as well as to enhance leadership skills. We regularly hold workshops with both internal and external matter experts to discuss best practices related to safety, environmental compliance and operating procedures.
We are committed to building and maintaining a diverse and inclusive workforce. Advancing diversity in all forms is our focus, and we strive to ensure a culture of inclusion in which all employees feel respected and safe. To reinforce our commitment, we established Arch C.A.R.E.S, a company-wide program designed to promote and encourage a safe and respectful work environment. The fundamentals of the program are: (C) Courage to stand up for oneself and others; (A) positive and encouraging Attitude; (R) Respect for others; (E) Excellence in what employees do and say; and (S) Safety. The program endeavors to further engrain mutual respect as a core value in our corporate culture.
Our Board plays a critical role in the oversight of talent and culture at Arch, routinely engaging with senior leadership on topics such as succession planning and talent development. The Personnel and Compensation Committee of our Board oversees compensation and bonus pools which are determined, in part, by delivering against organizational objectives, including safety and environmental performance. Our Board is also committed to ensuring a culture of inclusion and diversity at every level of the organization.
Our Approach to Community
Beyond the broad economic benefits that our operations provide, we make it a priority to enrich our local communities in other ways. We encourage our employees to take an active role in community organizations and projects and to cultivate strong relationships with neighbors. We give back to the community through charitable giving and volunteerism. We reach out to our neighbors through special programs, such as community advisory panels at select operations, and by devoting time to nonprofit organizations, including local schools.
Our two flagship operations received the following national award for performance in this key area:
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The Department of Interior’s Good Neighbor Award — the nation’s highest honor for community outreach and engagement — for achievements at our Leer South mine; Leer South’s win followed on the heels of our Leer mine’s receipt of the same award in 2019.

Our Approach to Governance
We are committed to demonstrating the highest principles of corporate governance. We believe that strong, effective corporate governance policies and practices are the foundation of a well-functioning board and are vital to preserving the trust of our stakeholders, including our customers, suppliers, employees and stockholders, as well as regulators and the general public.
Our Board has adopted Corporate Governance Guidelines that set forth a framework within which the Board, assisted by its committees, directs the affairs of the Company. These Guidelines address, among other items, the composition and functions of the Board, director independence, compensation of directors, and director qualification standards. The Company’s Code of Business Conduct is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as all directors of the Company.

Our Board regularly reviews these governance policies and modifies them as warranted based upon Delaware law, the rules and listing standards of the New York Stock Exchange and SEC regulations, as well as best practices recommended by recognized governance authorities. The Corporate Governance Guidelines and the Code of Business Conduct are available on the Company’s website under the “Investor Center” section at archrsc.com and in print to any stockholder who requests them from the Company’s Secretary. The Company intends to post amendments to or waivers from (to the extent applicable to one of the Company’s directors or executive officers) the Code of Business Conduct at the same location on the Company’s website. Information on the Company’s website does not constitute part of this proxy statement.
Succession Planning and Leadership Changes
Our Board recognizes the importance of succession planning for the Chief Executive Officer (“CEO”) and other members of the executive leadership team. The Board, in consultation with the Personnel and Compensation Committee, evaluates talent development of the CEO and executive team to ensure the Company has the right people in place to execute the Company’s long-term strategic plans and appropriate succession for key individuals.
In 2020, the Board implemented the Company’s long-planned succession strategy by restructuring its executive leadership team. Effective at the conclusion of the 2020 annual meeting of stockholders on April 30, 2020, John Eaves stepped down from his role as Chief Executive Officer and assumed the role of Executive Chairman. Paul Lang succeeded Mr. Eaves in the role of President and Chief Executive Officer. John Drexler succeeded Mr. Lang as Chief Operating Officer, and Matt Giljum succeeded Mr. Drexler as Senior Vice President and Chief Financial Officer. Later in 2020, Rosemary L. Klein joined the executive team with her promotion to Senior Vice President — Law, General Counsel and Secretary, succeeding Robert Jones who stepped into a senior advisor role in connection with his planned retirement. Paul Demzik, Senior Vice President — Chief Commercial Officer, Deck Slone, Senior Vice President — Strategy, and John Ziegler, Senior Vice President — Chief Administrative Officer, remained in their roles. The Company believes that this newly restructured leadership team has the skills and individual expertise to effectively pursue the Company’s long-term strategy and financial and operational objectives.
Our Board also recognizes the importance of a thoughtful Board refreshment process. For information on this topic, please see the section entitled “Board Refreshment and Diversity” below.
Enterprise Risk Management
Our Board is responsible for oversight of the Company’s risk management processes. In fulfilling its risk oversight responsibilities, the Board, in consultation with the Audit Committee, receives periodic reports on management’s enterprise risk assessment process and assessment of current and future risks, including ESG and cybersecurity related risks.
To increase the Board’s effectiveness, each of the standing committees of the Board is actively involved in risk oversight. The committees’ involvement allows for a deeper review of specific risks. Each committee reports on its activities to the full Board. Set forth below are the key areas of committee oversight:
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The Audit Committee oversees financial risk, including internal controls. The Committee also focuses on cybersecurity risk, with management regularly reporting to the Audit Committee on the Company’s risk and mitigation efforts.

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The Personnel and Compensation Committee oversees risks related to compensation and engages an independent compensation consultant to assess risks pertaining to the Company’s executive compensation programs.

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The Nominating Governance Committee oversees governance processes and attendant risks.

ESG risks, such as those related to safety, environmental performance and human capital management, are a top priority for the Board. These risks, and the Company’s ability to mitigate them, are evaluated and factored into the Company’s strategy and business plan. As such, the full Board is actively engaged in overseeing these risks, as well as opportunities related to ESG matters. Each member of the Board is well-versed in how these risks may impact the Company, and the Board is regularly updated by management on Company performance related to ESG matters and mitigation of associated risks.
Stockholder Engagement Program
We regularly reach out to stockholders to get feedback on matters such as executive compensation, corporate governance, ESG responsibility and other current and emerging issues and will continue this practice going forward. Stockholders have access to the Board and senior leadership as part of this outreach program. During 2020, we reached out to our largest stockholders, representing more than 75% of our outstanding shares of common stock. We subsequently met with the holders of approximately 17% of our outstanding common stock to discuss our corporate governance program, executive compensation practices and ESG-related matters, including safety, environmental stewardship, community engagement and diversity. Additionally, one other large stockholder declined our request for a meeting, noting that there were no questions or concerns that would warrant a discussion. The stockholders with whom we spoke were generally supportive of our corporate governance program and executive compensation practices.
Much of our discussion with stockholders during our 2020 outreach program pertained to diversity. Set forth below are the key messages that we shared with stockholders:
•
We are committed to enhancing diversity on our Board. We currently have one female director on our Board. We also have one ethnically diverse director, who has served on our Board since 2016 but is not standing for re-election at the Annual Meeting. We have engaged a third-party search firm and are conducting a search to identify and recruit a highly qualified diverse candidate whose skills and characteristics strengthen the entirety of our Board.

•
We are committed to enhancing diversity at the senior leadership level. During 2020, Rosemary L. Klein joined our senior leadership team as Senior Vice President — Law, General Counsel and Secretary. Ms. Klein has experience leading global public companies and has previously served in diversity leadership roles.

•
We are committed to enhancing diversity within our general workforce. We acknowledge that making strides to enhance diversity within our workforce is not without challenge. Attracting new talent to our industry can be difficult, and we have very little turnover in our workforce. Over the past several years, we have also down-sized our organization in connection with cost-saving measures. Given these challenges, our focus is on longer-term initiatives in this area. In our outreach discussions, stockholders shared with us certain action items that they have implemented within their own organizations, and we are evaluating taking similar approaches at Arch.

Director Independence
Our Board’s objective is to have a substantial number of directors who are independent. The Corporate Governance Guidelines incorporate the criteria established by the New York Stock Exchange to assist the Board in determining whether a director is independent. The Board has determined, in its judgment, that all but two members, John W. Eaves and Paul A. Lang, meet the New York Stock Exchange standards for independence.
All members of the Board’s Audit, Nominating and Corporate Governance and Personnel and Compensation Committees must be independent directors in accordance with the Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate SEC independence requirement, which provides that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of the Company’s subsidiaries other than their directors’ compensation. The Board has determined, in its judgment, that all members of the Board’s Audit, Nominating and Corporate Governance and Personnel and Compensation Committees are independent directors under the New York Stock Exchange standards for independence.
Leadership Structure
Our Board has no fixed policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Instead, the Board retains the discretion to make this determination on a case-by-case basis from time to time as it deems to be in the best interest of the Company and the Company’s stockholders. The Company’s current structure is that Mr. Eaves serves as Executive Chairman of the Board, Mr. Chapman is the Lead Independent Director, and Mr. Lang serves as Chief Executive Officer of the Company.
The Company’s independent directors meet regularly in executive session without management present. The Corporate Governance Guidelines provide that in the event the Chairman of the Board is the Chief Executive Officer or is not an independent director, then the independent directors of the Board shall elect a Lead Independent Director to lead executive session meetings of the independent directors. Accordingly, under our current structure, Mr. Chapman, as Lead Independent Director, presides over these executive sessions.
Service on Other Public Company Boards
Pursuant to the Corporate Governance Guidelines, each director on our Board must be willing to make the commitment of time and effort to make a constructive contribution to the Board and fulfill his or her fiduciary duties. Our Chief Executive Officer does not currently serve on the board of directors of any other public company, and none of our current directors serves on more than four public company boards, including Arch.
Director Qualifications
The Company’s Corporate Governance Guidelines provide that the Board and its Nominating and Corporate Governance Committee will consider candidates for the Board who possess the following principal qualities: strength of character; an inquiring and independent mind; practical wisdom; and mature judgment. In addition to these qualities, the selection criteria for nomination include recognized achievement, an ability to contribute to some aspect of the Company’s business, and the willingness to make the commitment of time and effort required of a director.
As described in more detail below, our Board believes that each of the Company’s directors meets such criteria and has attributes and experience that make him or her well qualified to serve. In order to find the most valuable talent available to meet these criteria, the Board generally considers candidates diverse in geographic origin, gender, ethnic background, and professional experience (private, public, and non-profit). The Company’s goal is to include members with the skills and characteristics that, taken together, will assure a strong Board.
The Nominating and Corporate Governance Committee has identified nine areas of expertise that are particularly relevant to service on the Board and has identified the directors whose key areas of expertise qualify them for each of the listed categories. The categories identified by the Nominating and Corporate Governance Committee are:
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CEO/Senior Management — Experience working as a chief executive officer, chief financial officer, chief accounting officer, managing director or other senior officer of a major public or private company or non-profit entity.

•
Industry — Extensive knowledge and experience in the energy, natural resources, metals and mining industries, either as a senior executive of a company in such industries, as a senior executive of a customer serving such industries or through legal or regulatory experience on industry-related matters.

•
ESG — A thorough understanding of safety, environmental responsibilities and other ESG matters pertaining to the Company.

•
Finance and Accounting — Senior executive-level experience or membership on a board audit committee with an extensive understanding of finance and accounting matters such as capital markets, corporate finance, M&A, financial accounting and reporting, auditing, Sarbanes-Oxley compliance and internal controls.

•
Governance/Board — Prior or current experience as a board member of a major organization (private, public or non-profit).

•
Government Relations — Experience in or a strong understanding of the workings of government and public policy on a local, state and national level.

•
Human Capital Management — Senior executive-level or board compensation committee experience with an extensive understanding of  (i) executive-level and incentive based compensation plans; (ii) practices for attracting, developing and retaining talent; and (iii) approaches for promoting Company values and cultural initiatives.

•
Marketing — Senior executive-level experience in marketing combined with a strong working knowledge of the Company’s domestic and international markets, customers and strategy.

•
Strategic Planning — Senior executive-level experience in strategic planning for a major public, private or non-profit entity.

Board Refreshment and Diversity
Our Board understands the importance of a thoughtful Board refreshment process. As part of this process, our Board and its Nominating and Corporate Governance Committee approved a reduction in the size of our Board from nine to seven, effective at the conclusion of the Annual Meeting. Our Board believes this reduction is appropriate given the downsizing across the company in recent years, and is consistent with our approach of operating a lean organization staffed with highly qualified and talented individuals.
Our Board and its Nominating and Corporate Governance Committee make diversity in gender, ethnicity/race, age, and career experience a priority when considering director candidates. The recruitment process reflects a deliberate search for specific skills, background and experiences, as needed. This year, the Board has nominated seven director nominees for election to the Board. The slate of director nominees includes one woman. One ethnically diverse director, who has served on the Board since 2016, will not stand for re-election. Through purposeful refreshment, the Nominating and Corporate Governance Committee is committed to seeking highly qualified women and individuals from ethnically diverse groups to include in the pool of potential director candidates and has provided this instruction to the third-party search firm that it uses to assist in the identification of potential director candidates. We currently have an ongoing search to identify and recruit a highly qualified diverse candidate whose skills and characteristics strengthen the entirety of our Board.
Director Biographies
The following seven directors have been nominated to stand for election at the Annual Meeting, with each serving a one-year term expiring at the 2022 annual meeting of stockholders: Patrick J. Bartels, Jr., James N. Chapman, John W. Eaves, Holly Keller Koeppel, Patrick A. Kriegshauser, Paul A. Lang and Richard A. Navarre.

Set forth below is a list of the Company’s directors who have been nominated for election at the Annual Meeting, along with certain biographical information, including their ages as of April 1, 2021, and their occupations during the last five or more years. A discussion of each director’s expertise and qualifications is also provided.
Director	Areas of Expertise	Qualifications and Other Information
Patrick J. Bartels, Jr. Age 45 Director since October 2016	CEO/Senior Management ESG Finance and Accounting Governance/Board Human Capital Management Strategic Planning
Patrick J. Bartels, Jr. has served as a managing member at Redan Advisors LLC, a privately held company, since December 2018. From 2002 to December 2018, Mr. Bartels served as a managing principal at Monarch Alternative Capital LP, a private investment firm that focused primarily on distressed companies. Prior to joining Monarch, Mr. Bartels was a high-yield investments analyst at Invesco Ltd. He began his career at PricewaterhouseCoopers LLP.
Current Public Company Directorships (other than the Company): None
Public Company Directorships in Past Five Years (including companies that are no longer publicly listed): WCI Communities, Inc. (from 2009 to February 2017), B. Riley Principal Merger Corp. (from April 2019 to February 2020), Centric Brands Inc. (from March 2020 to October 2020), B. Riley Principal Merger Corp. II (from May 2020 to November 2020), Monitronics International, Inc.* (since July 2019), Libbey Inc.* (since May 2020), Grizzly Energy, LLC,* f/k/a Vanguard Natural Resources, Inc. (since February 2019), Parker Drilling Company* (since March 2019).
*Monitronics International, Inc., Libbey, Inc., Grizzly Energy, LLC and Parker Drilling Company are no longer publicly listed.
Mr. Bartels contributes to the mix of experience and qualifications the Board seeks to maintain primarily through executive management oversight, finance and capital markets, human capital management, and strategic planning experience. Mr. Bartels has other board experience, including serving on audit, nominating/governance and compensation committees. Mr. Bartels has over 15 years of experience serving as a managing principal at Monarch Alternative Capital LP. He holds the Chartered Financial Analyst designation.

Director	Areas of Expertise	Qualifications and Other Information
James N. Chapman Age 58 Director since October 2016	CEO/Senior Management Industry ESG Finance and Accounting Governance/Board Government Relations Human Capital Management Strategic Planning
James N. Chapman has served as a non-executive advisory director of SkyWorks Capital, LLC, an aviation and aerospace management consulting services company, since 2004. Mr. Chapman has served as the Company’s Lead Independent Director since April 2020. Mr. Chapman served as Chairman of the Company’s Board of Directors from October 2016 to April 2020.
Current Public Company Directorships (other than the Company): Denbury, Inc. (since September 2020), California Resources Corporation (since October 2020).

Public Company Directorships in Past Five Years: Tower International, Inc. (from October 2010 to October 2019), AerCap Holdings NV (from 2006 to May 2018) and Tembec Inc. (from 2008 to November 2017).
Mr. Chapman contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his strategic planning, finance and board leadership experience. Mr. Chapman has more than 30 years of investment banking experience across a wide range of industries, including metals and mining, energy, and natural resources, as well as significant experience as a capital markets and strategic planning consultant. He has served on numerous boards of directors of publicly held and private companies during his career.

John W. Eaves Age 63 Director since February 2006	CEO/Senior Management Industry ESG Finance and Accounting Governance/Board Government Relations Human Capital Management Marketing Strategic Planning
John W. Eaves has served as Executive Chairman since April 2020. Prior to April 2020, Mr. Eaves served as Chief Executive Officer since April 2012. During his tenure with the Company, Mr. Eaves has also held the positions of President and Chief Operating Officer; Senior Vice President of Marketing; and Vice President of Marketing and President of Arch Coal Sales, the Company’s marketing subsidiary. Mr. Eaves joined the Company in 1987 after serving in various marketing-related positions at Diamond Shamrock Coal Company and Natomas Coal Company.
Current Public Company Directorships (other than the Company): CF Industries Holdings, Inc. (since July 2017).
Public Company Directorships in Past Five Years: None.

Director	Areas of Expertise	Qualifications and Other Information
Mr. Eaves contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his position as Executive Chairman and his prior position as Chief Executive Officer of the Company. As Executive Chairman, and as a result of the experience he has gained during his tenure with the Company, Mr. Eaves has intimate knowledge of all aspects of the Company’s business and an extensive understanding of the Company’s industry and customer base.
Holly Keller Koeppel Age 62 Director since February 2019	CEO/Senior Management Industry ESG Finance and Accounting Governance/Board Government Relations Human Capital Management Marketing Strategic Planning
Holly Keller Koeppel served as Managing Partner and head of Gateway Infrastructure Investments LP from March 2015 to January 2017. From 2010 to February 2015, she was Partner and Global Co-Head of Citi Infrastructure Investors, a division of Citigroup, Inc. Ms. Koeppel served as Executive Vice President and Chief Financial Officer of American Electric Power Corporation (“AEP”) from 2006 to 2009 and several additional executive positions at AEP from 2000 to 2006.
Current Public Company Directorships (other than the Company): AES Corporation (since April 2015), British American Tobacco p.l.c. (since July 2017), Vesuvius plc (since April 2017).
Public Company Directorships in Past Five Years: Reynolds American Inc. (from 2008 to July 2017).
Ms. Koeppel contributes to the mix of experience and qualifications the Board seeks to maintain primarily through her finance and accounting, senior management and board leadership experience, as well as her substantial knowledge of the energy industry. Ms. Koeppel’s service as Executive Vice President and Chief Financial Officer of AEP and her other public company board experience provide valuable insight and perspective to the Board.

Director	Areas of Expertise	Qualifications and Other Information
Patrick A. Kriegshauser Age 59 Director since October 2016	CEO/Senior Management Industry ESG Finance and Accounting Governance/Board Government Relations Human Capital Management Marketing Strategic Planning
Patrick A. Kriegshauser serves as Executive Vice President, Chief Financial Officer and a director of ArchKey Holdings Inc., a privately held company. Mr. Kriegshauser also serves as Executive Vice President of Sachs Electric Company, which is owned by ArchKey Holdings Inc. He has held executive-level positions with Sachs Electric Company since 2000. From 1985 to 2000, Mr. Kriegshauser served in various executive capacities at the Company, including serving as Senior Vice President and Chief Financial Officer from 1996 to 2000. He started his career at PricewaterhouseCoopers LLP.
Current Public Company Directorships (other than the Company): None.
Public Company Directorships in Past Five Years: Walter Energy, Inc. (from 2006 to February 2016).
Mr. Kriegshauser contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his finance and accounting, senior management and board leadership experience, as well as his substantial knowledge of the coal and energy industries. Mr. Kriegshauser formerly served as Chief Financial Officer on the executive leadership teams of both Sachs Electric Company and the Company, and he now serves in such capacity at ArchKey Holdings. He has also served on the boards of other coal producers.

Paul A. Lang Age 60 Director since February 2020	CEO/Senior Management Industry ESG Finance and Accounting Governance/Board Government Relations Human Capital Management Marketing Strategic Planning
Paul A. Lang is currently our President and Chief Executive Officer, serving as President since April 2015, and Chief Executive Officer since April 2020. Mr. Lang joined the Company in 1984 and — prior to his current role — served as our Executive Vice President and Chief Operating Officer. He previously held a variety of engineering and operating positions at both the Company’s eastern and western operations, and served on the Company’s Board from 2014 through 2016. Mr. Lang is a member of the National Mining Association.
Current Public Company Directorships (other than the Company): None.

Public Company Directorships in Past Five Years: Advanced Emissions Solutions, Inc. (from August 2013 to June 2017).
Mr. Lang contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his position as President and Chief Executive Officer and prior senior positions with the Company. Mr. Lang has intimate knowledge of all aspects of the Company’s operations and an extensive understanding of the mining industry.

Director	Areas of Expertise	Qualifications and Other Information
Richard A. Navarre Age 60 Director since October 2016	CEO/Senior Management Industry ESG Finance and Accounting Governance/Board Government Relations Human Capital Management Marketing Strategic Planning
Richard A. Navarre currently serves as President and Chief Executive Officer of Covia Holdings LLC, a privately held company, a position he has held since May 2019. He served as President and Chief Commercial Officer of Peabody Energy Corporation from 2008 until 2012 and as Peabody’s Chief Financial Officer and Executive Vice President of Corporate Development from 1999 to 2008. Prior to joining Peabody in 1993, Mr. Navarre was a senior manager with KPMG, LLP.
Current Public Company Directorships (other than the Company): Civeo Corporation (since June 2014), Natural Resource Partners LP (since October 2013).
Public Company Directorships in Past Five Years (including companies that are no longer publicly listed): Covia Holdings LLC* (since June 2018).
*Covia Holdings LLC (f/k/a Covia Corporation) is no longer publicly listed.

Mr. Navarre contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his leadership, operations, strategic planning, finance and accounting, senior management and marketing experience, as well as his extensive understanding of the coal and energy industries. During his long tenure with Peabody Energy Corporation, Mr. Navarre served in many executive-level positions including Chief Executive Officer, President, Chief Commercial Officer and Chief Financial Officer. He has also served on the board of directors of United Coal Company, LLC.

Core Qualifications of Board in its Entirety
We are reducing the size of our Board from nine to seven, which we believe is appropriate given the downsizing across the Company in recent years, and is consistent with our approach of operating a lean organization staffed with highly qualified and talented individuals. In our director nomination process, we look for candidates whose qualifications and expertise cover many, if not all, of the core skillsets believed to be most important. The core qualifications and areas of expertise of our slate of director nominees standing for election at the Annual Meeting include:

Board Tenure and Age
To ensure the Board has an appropriate balance of experience, continuity and fresh perspectives, our Board considers, among other factors, length of tenure and age when reviewing nominees. The tenure and ages of our slate of director nominees standing for election at the Annual Meeting are as follows:
Tenure	Age

Board Meetings and Committees
Under the Company’s Corporate Governance Guidelines, each director is expected to spend the time needed and meet as frequently as necessary to properly perform his or her duties and responsibilities, including attending the annual stockholders’ meeting, Board meetings and meetings of the committees on which he or she serves. Our directors rarely, if ever, miss a Board or committee meeting and consistently attend the annual stockholders meeting each year. During 2020, the Board met 12 times, and each director attended well in excess of 75% of the aggregate of all of the meetings of the Board and the committees of the Board on which such director served. All of our directors also attended the Company’s 2020 annual meeting of stockholders. The composition of, and number of meetings held by, the Board and its committees during 2020 are as follows:
	Board of Directors	Nominating and Corporate Governance	Personnel and Compensation	Audit(2)
Number of 2020 meetings	12	3	6	9
Mr. Bartels	M	M	M
Mr. Chapman	LD	C	M
Mr. Eaves	C
Mr. Edmiston(1)	M			M
Mr. Hamill(1)	M			M
Ms. Koeppel	M			M
Mr. Kriegshauser	M			C
Mr. Lang	M
Mr. Navarre	M	M	C

C — Chair M — Member LD — Lead Independent Director
(1)
Messrs. Edmiston and Hamill are not standing for election at the Annual Meeting.

(2)
Each of the four members of the Audit Committee is an audit committee financial expert as defined in the SEC regulations. At least one independent director will be added to the Audit Committee, effective at the conclusion of the Annual Meeting.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for, among other things, the following items:
•
identifying qualified individuals to stand for election to the Board at the annual stockholders’ meeting and recommending candidates for membership on the Board’s committees;

•
developing and recommending the Corporate Governance Guidelines to the Board; and

•
reviewing the effectiveness of Board governance, including overseeing an annual assessment of the performance of the Board.

The Board has determined, in its judgment, that the Nominating and Corporate Governance Committee is composed entirely of independent directors as defined in the New York Stock Exchange listing standards. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board, a copy of which is published under the “Investor Center” section of the Company’s website at archrsc.com.
Personnel and Compensation Committee
The Personnel and Compensation Committee is responsible for, among other things, the following items:
•
overseeing the Company’s executive incentive compensation and equity-based plans;

•
overseeing the Company’s non-employee director compensation program; and

•
monitoring the Company’s succession planning and management development practices.

The Board has determined, in its judgment, that the Personnel and Compensation Committee is composed entirely of independent directors as defined in the New York Stock Exchange listing standards. In making its determination, the Board considered, among other things, the factors applicable to members of the Personnel and Compensation Committee pursuant to New York Stock Exchange listing standards and Rule 10C-1 of the Securities Exchange Act of 1934. The Personnel and Compensation Committee operates under a written charter adopted by the Board, a copy of which is published under the “Investor Center” section of the Company’s website at archrsc.com. The report of the Personnel and Compensation Committee can be found under “Personnel and Compensation Committee Report” in this proxy statement.
Audit Committee
The Audit Committee is responsible for, among other items, the following items:
•
overseeing the integrity of the Company’s financial statements, internal accounting, and effectiveness of financial controls, disclosure controls and financial reporting processes;

•
determining and evaluating the qualifications, independence and performance of the Company’s independent registered public accounting firm; and

•
overseeing the performance of the Company’s internal audit function.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm. The Board has determined, in its judgment, that the Audit Committee is composed entirely of independent directors in compliance with the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operates under a written charter adopted by the Board, a copy of which is published under the “Investor Center” section of the Company’s website at archrsc.com.

The Board has determined, in its judgment, that each of the four members of the Audit Committee is “financially literate” and is an “audit committee financial expert” as defined in SEC regulations. Under the Audit Committee’s charter, no member of the committee may serve on more than two other public company audit committees unless the Board determines that such simultaneous service will not impair the ability of the member to serve effectively on the committee. None of the members of the Audit Committee currently serves on the audit committees of more than two other public companies. The report of the Audit Committee can be found under “Audit Committee Report” in this proxy statement.
Board and Committee Self-Assessments
The Board conducts annual self-evaluations to determine whether it and its committees are functioning effectively and whether its governing documents continue to remain appropriate. Each committee also annually reviews its own performance and assesses the adequacy of its charter, and reports the results and any recommendations to the Board.
Director Retirement/Resignation Policies
The Corporate Governance Guidelines require any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election, to offer his or her resignation to the Board. In the event a resignation is tendered, the Nominating and Corporate Governance Committee and the Board will evaluate the best interests of the Company and its stockholders and make a determination on the action to be taken with respect to such offered resignation, which may include (i) accepting the resignation, (ii) maintaining the director but addressing the underlying cause of the withheld votes, (iii) resolving that the director will not be re-nominated in the future for election, or (iv) rejecting the resignation. Following a determination by the Board, the Company will disclose the Board’s decision in a filing with the SEC, a press release, or another broadly disseminated means of communication. The Corporate Governance Guidelines require the Board to nominate for election or re-election only those candidates who agree in advance in writing to tender a resignation letter in accordance with these terms. Each nominee for election at the Annual Meeting has agreed to follow this policy as set forth in the Corporate Governance Guidelines.
The Corporate Governance Guidelines also provide that outside directors tender their resignation for consideration by the Board following such director’s 72nd birthday.
Vacancies on the Board may be filled by a majority of the remaining directors. A director elected to fill a vacancy, or a new directorship created by an increase in the size of the Board, serves until the next annual meeting of stockholders, until his or her successor shall be elected and qualified, or until his or her earlier death, resignation or removal, except as otherwise required by law.
Conflicts of Interest
The Company’s Code of Business Conduct reflects the Company’s policy that all of the Company’s employees, including the Company’s named executive officers and directors must avoid any activity that creates, or may create, a conflict of interest that might interfere with the proper performance of their duties or that might be hostile, adverse or competitive with the Company’s business. In addition, each of the Company’s directors and executive officers is encouraged to notify the Board when confronted with any situation that may be perceived as a conflict of interest, even if the person does not believe that the situation would violate the Company’s Code of Business Conduct or Corporate Governance Guidelines. The Board will then determine, after consultation with counsel, whether a conflict of interest exists. Directors who have a material personal interest in a particular issue are not allowed to vote on any matters with respect to that issue.

Compensation Committee Interlocks and Insider Participation
Richard A. Navarre, Patrick J. Bartels, Jr. and James N. Chapman each served on the Personnel and Compensation Committee during 2020. None of the directors who served on the Personnel and Compensation Committee during 2020 has been an officer or employee of the Company. None of the Company’s executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Personnel and Compensation Committee.
Nomination Process for Election of Directors
The Nominating and Corporate Governance Committee has responsibility for assessing the need for new directors to address specific requirements or to fill a vacancy. All candidates must meet the requirements specified in the Company’s Corporate Governance Guidelines. Candidates who meet those requirements and otherwise qualify for membership on the Board are identified, and the committee initiates contact with preferred candidates. The committee regularly reports to the Board on the progress of the committee’s efforts. The committee meets to consider and approve final candidates who are then presented to the Board for consideration and approval. The Company’s Chairman or the Chairman of the Nominating and Corporate Governance Committee may extend an invitation to join the Board.
Stockholder recommendations must be submitted in writing to the Company’s Secretary, and must include information regarding nominees required under the Company’s Bylaws. Individuals properly recommended by stockholders will receive the same consideration received by individuals identified to the Nominating and Corporate Governance Committee through other means.
The Company’s Bylaws include a proxy access provision that allows stockholders who meet the requirements set forth in the Bylaws to include a specified number of director nominees in the Company’s proxy materials.
Communicating with the Board of Directors
The Board has established procedures intended to facilitate communication by stockholders and interested parties directly with the Board as a whole, any of the Board’s committees, the Chairman of the Board, and any other individual director or group of directors, including the Company’s non-employee directors as a whole. Such communications may be confidential or anonymous, and may be reported by phone to the Company’s confidential hotline at 866-519-1881 or by writing to any individual director or group of directors in care of Arch Resources, Inc., One CityPlace Drive, Suite 300, St. Louis, Missouri 63141, Attention: Senior Vice President-Law, General Counsel and Secretary. All such communications are promptly communicated to the Chairman, Lead Independent Director, the Chairman of the Audit Committee or the Company’s Director of Internal Audit, as appropriate.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)
Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Patrick J. Bartels, Jr., James N. Chapman, John W. Eaves, Holly Keller Koeppel, Patrick A. Kriegshauser, Paul A. Lang and Richard A. Navarre for election as directors, each to serve for a term that will expire at the Company’s 2022 annual meeting of stockholders, until a successor is elected and qualified or until his or her earlier death, resignation or removal.
To the knowledge of the Board, no nominee will be unwilling or unable to serve as a director. All nominees have consented to be named in this proxy statement and to serve if elected. If, however, a nominee is unavailable for election, your proxy authorizes the Company to vote for a replacement nominee if the Board names one. As an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.
Recommendation of the Board
The Board recommends a vote “FOR” each nominee.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(PROPOSAL NO. 2)
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking advisory stockholder approval of the compensation of our named executive officers (“NEOs”), or “say-on-pay” vote, as disclosed in the section of this proxy statement entitled “Executive Compensation.” Stockholders are being asked to vote on the following advisory resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers of Arch Resources, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material).”
The compensation of our NEOs is designed to tie a substantial percentage of each officer’s compensation opportunity to the attainment of financial and other performance measures that the Board believes promote the creation of long-term stockholder value and position the Company for long-term success. As described more fully in the Compensation Discussion and Analysis (“CD&A”), the total mix of compensation that the Company offers its NEOs is designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Personnel and Compensation Committee and the Board believe that the design of the program, and as a result, the compensation awarded to NEOs under the program, fulfills this objective.
Stockholders are urged to read the CD&A section of this proxy statement, the compensation tables and accompanying narratives, which discuss in detail how our compensation policies and procedures implement our compensation philosophy.
Although the vote on this Proposal No. 2 is non-binding, the Board will review the voting results in connection with its ongoing evaluation of the Company’s compensation program. The final decision on the compensation and benefits of our NEOs remains with the Board. The Board has adopted a policy that provides for this vote annually. At our 2017 annual meeting of stockholders, our stockholders voted, on an advisory basis, to hold annual “say-on-pay” votes.
Recommendation of the Board
The Board recommends a vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers of Arch Resources, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material).”

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL NO. 3)
Ernst & Young LLP was the Company’s independent registered public accounting firm for 2020. The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021. The Audit Committee and the Board are requesting that stockholders ratify this appointment. In the event the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee believes such a change would be in the Company’s best interests and the best interests of the Company’s stockholders. Representatives of Ernst & Young LLP are expected to be available at the Annual Meeting to make a statement if they desire to do so and to be available to respond to appropriate questions.
Fees Paid to Auditors
The following table sets forth the fees accrued by or paid to Ernst & Young LLP, the Company’s independent registered public accounting firm, for the years ended December 31, 2020 and December 31, 2019:
	Fee
Service	2020	2019
Audit Fees(1)	$2,057,570	$1,934,864
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

(1)
Audit fees include fees for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements and reports on internal control over financial reporting, and the review procedures on the consolidated financial statements included in our Quarterly Reports on Form 10-Q, as well as the statutory audits of our international subsidiaries and other services related to SEC filings.

The Audit Committee has adopted an audit and non-audit services pre-approval policy that requires the Audit Committee to pre-approve services to be provided by the Company’s independent registered public accounting firm. The Audit Committee will consider whether the services to be provided by the independent registered public accounting firm are prohibited by the SEC’s rules on auditor independence and whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services. The Audit Committee has delegated to the Chairman of the Audit Committee pre-approval authority between committee meetings, and the Chairman then reports any pre-approval decisions to the committee at the next regularly scheduled committee meeting. All non-audit services performed by Ernst & Young LLP in 2020 and 2019 were pre-approved in accordance with the procedures established by the Audit Committee.
Recommendation of the Board
The Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

OTHER MATTERS
The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the material elements of compensation paid to each of the following named executive officers of Arch Resources, Inc. (the “named executive officers” or “NEOs”) for fiscal year 2020:
Name	Title(1)	Years of Service(1)
John W. Eaves	Executive Chairman	38
Paul A. Lang	President and Chief Executive Officer	36
Matthew C. Giljum	Senior Vice President and Chief Financial Officer	17
John T. Drexler	Senior Vice President and Chief Operating Officer	23
John A. Ziegler, Jr.	Senior Vice President and Chief Administrative Officer	18
Robert G. Jones (2)	Senior Advisor	29

(1)
Includes the following years of service attributable to employment with one or more of our predecessor entities: Mr. Eaves — 15 years, Mr. Lang — 13 years, and Mr. Jones — 6 years.

(2)
In connection with his retirement, Mr. Jones stepped down from his executive position as Senior Vice President — Law, General Counsel and Secretary of the Company effective October 13, 2020 and transitioned to a senior advisor role with the Company. He is included as our sixth NEO because he would have been one of our most highly compensated executive officers for 2020 if he had continued to serve as an executive officer at December 31, 2020.

EXECUTIVE SUMMARY
Our compensation program for 2020 was focused on incentivizing our NEOs to create long-term value for our stockholders and other stakeholders. We accomplished the following goals during the year:
Acted quickly to protect our workforce, to adjust our mine output levels and operating costs, and to preserve positive cash margins in a highly distressed, pandemic-impaired market environment:
•
Established rigorous protocols across our operations — including at our underground mines, where the operating environment is highly complex — to protect our workforce.

•
Achieved positive adjusted EBITDA for the year through rigorous cost control efforts and effective customer engagement in the face of pandemic-related demand and pricing declines.

•
Maintained tight cost discipline in our core metallurgical segment and achieved a cost performance that we believe would rank in the first quartile of U.S. metallurgical producers.

•
Returned our legacy Powder River Basin thermal operations to strong, positive cash generation in excess of capital spending in the year’s second half.

Drove forward with a large, transformational growth project at Leer South despite the severe market downturn:
•
Made excellent progress in the development of Leer South despite a highly challenging market environment that prompted the delay or cancelation of many other industry growth projects.

•
Positioned Leer South to take advantage of a strengthening metallurgical market should the current resurgence persist.

•
Moved closer to the completion of a project that should boost Arch’s cash-generating capabilities significantly and act as a financial lynchpin for the company for the next 20 years.

Took significant steps to preserve existing liquidity and to raise additional capital in support of the Leer South buildout:
•
Conducted three successful financing efforts that raised a total of  $224 million — at a weighted-average interest rate of 6 percent — in a difficult and uncertain capital market environment:

•
Completed an opportunistic equipment financing that raised $54 million at an average interest rate of 6.3 percent.

•
Completed a creative tax-exempt bond offering that raised $53 million at an interest rate of 5.0 percent.

•
Completed an oversubscribed convertible debt offering that raised $137.5 million at an interest rate of 5.25 percent, while limiting potential dilution via a capped call feature.

•
Moved quickly to pare back maintenance-related capital spending in order to preserve cash during the deteriorating, virus-driven macro environment in the year’s first half.

Streamlined the organizational structure to preserve cash, enhance long-term competitiveness and align the business with the realities of a highly dynamic market environment:
•
Increased efficiencies at our legacy thermal mines through headcount reduction of 20 percent as a result of voluntary separation programs and natural attrition.

•
Completed a voluntary separation program that reduced corporate headcount by 25 percent, resulting in projected annual administrative cost savings of  $10 million.

Made significant strides in our ongoing strategic pivot towards steel and metallurgical markets:
•
Contributed the Viper thermal mine to Knight Hawk Coal Company in a transaction that increased our equity stake in Knight Hawk to 49.5 percent and reduced our long-term mine closure liabilities by more than $20 million.

•
Initiated an accelerated final reclamation and closure plan at our Powder River Basin operations that we plan to fund with ongoing cash flows from those assets.

Demonstrated excellence across a wide range of ESG metrics:
•
Achieved a lost-time incident rate of 0.93 per 200,000 employee-hours worked across all operations, which was nearly three times better than the industry average and nearly 10 percent lower than Arch’s exceptional five-year-average.

•
Set the industry standard among large, integrated producers for environmental compliance yet again, with just one SMCRA violation across all of our operations for the fourth year in a row.

•
Recorded only one water quality exceedance against 168,000 parameters measured across 650 measuring points company-wide, for a 99.999 percent compliance rate.

•
Won two Sentinels of Safety Awards — the nation’s highest distinction for mine safety — in the large underground mine (Leer) and plant (Black Thunder) categories.

•
Won the Department of Interior’s Good Neighbor Award — the nation’s highest honor for community outreach and engagement — for achievements at the Leer South mine; Leer South’s win followed on the heels of the Leer mine’s receipt of the same award in 2019.

•
Won the Milestone Safety Award — the state of West Virginia’s top safety honor — for achievements at the Leer mine, which worked more than 2 million consecutive hours over the course of 2019 and 2020 without a single lost-time incident.

•
Won the Greenlands Award — the state of West Virginia’s highest reclamation honor — for exemplary work in reclaiming formerly mined lands.

Conducted a well-received company name and corporate identity change in support of our strategic pivot towards steel and metallurgical markets:
•
Rolled out a new website that conveys our steel-driven value proposition.

•
Published a new environmental, social and governance section of the website with greatly enhanced ESG disclosure.

2020 Key Compensation Decisions and Actions
Our key compensation decisions and actions relating to our NEOs’ compensation for 2020 included the following:
•
Base salary amounts. The annual base salaries of Messrs. Lang, Giljum and Drexler were increased in recognition of their promotions to new roles effective April 30, 2020. Mr. Eaves’s base salary was decreased in conjunction with his transition from Chief Executive Officer to Executive Chairman. No base salary changes were made for Messrs. Ziegler or Jones in 2020.

•
2020 annual incentive compensation plan (“ICP”) payouts. Our 2020 budget and strategic objectives, as well as our core operating values of safety and environmental stewardship, were considered when establishing our 2020 incentive compensation plan design. Despite considerable economic challenges presented by the impact of COVID-19 on the Company and our industry, the Board and our management team considered but did not make adjustments to performance metric targets or payout values for participants for 2020. The weightings of the plan metrics were set as follows: Adjusted EBITDA (50%), Free Cash Flow (20%), safety incident rate (15%) and environmental compliance (15%). The outstanding safety and environmental achievements by the Company during 2020 resulted in above-target performance for the safety incident rate metric and maximum performance for the environmental compliance metric.

•
Long-term incentive grants. Based on internal analysis and feedback from Company stockholders and stakeholders, we modified the performance metrics under our long-term incentive plan for 2020. The 2020 LTIP awards to our NEOs are weighted equally between time- and performance-based restricted stock units. The time-based restricted stock units vest over three years. The performance-based restricted stock units vest based on the Company’s performance against return on invested capital targets and relative total shareholder return over a three-year performance period. As a result of implementing the new metrics and the respective measurement periods, the timing of our annual LTIP grants shifted from October 2019 to February 2020.

Overview
Our compensation programs are designed to attract, motivate and retain highly talented executives, while keeping them focused on promoting our strategic objectives. We believe these compensation programs encourage sustained long-term profitability by making a significant portion of each named executive officer’s total direct compensation variable and dependent on our achievement of safety, environmental and financial performance. Thus, most of our executives’ total compensation is performance-based and not guaranteed.
The type and amount of compensation for each NEO is determined after considering a variety of factors, including the executive’s position and level of responsibility within our organization, comparative market data and other external market-based factors. The Personnel and Compensation Committee, or the Committee, uses this information when establishing compensation in order to achieve a comprehensive package that emphasizes pay-for-performance and is competitive in the marketplace. For the 2020 fiscal year, the pay mix at target for the CEO and other NEOs is displayed below.
CEO Pay Mix at Target Levels	Average NEO Pay Mix at Target Levels(1)

(1)
Average of the NEOs, excluding the CEO.

The components of the NEO compensation program for 2020 were as follows:
Component	Key Features	Objectives
Direct Compensation
Base Pay	Fixed annual cash amount, paid at regular intervals	Provides a regular source of income at competitive levels.
Annual Incentive Compensation Plan	Performance-based cash compensation opportunity tied to annual goals of Adjusted EBITDA, Free Cash Flow, and safety and environmental measures
Financial metrics focus NEOs on achieving key annual financial goals and objectives based on budgeted expectations for the year.
Safety and environmental measures focus NEOs on these important areas of performance.

Long-Term Incentive Plan	Long-term incentive plan opportunities delivered through annual grants of restricted stock units with three-year vesting periods	NEOs receive annual grants of restricted stock units under our LTIP, 50% of which vest only to the extent that specified performance thresholds are attained. For our 2020 LTIP awards, meaningful return on invested capital and shareholder value delivery is required for the performance-based awards to vest, which are intended to align management and investor interests.
Other Compensation
Benefits	Standard range of medical, dental, life insurance, disability and retirement plans available to other employees, as well as executive benefits described below under “Other Benefits”	Provide market-competitive level of support in the event of injury, illness and retirement. Limited executive benefits are provided such as financial and tax planning services.
No tax gross-ups on executive benefits
Our Compensation Process
The Committee, with advice and analysis from its independent compensation consulting firm, considers current compensation levels, benchmarking and other data of peer companies, individual and Company performance, long-term career goals, future leadership potential and succession planning, among other factors, in determining appropriate target compensation levels for our NEOs. The Committee does not use a formula to weight these factors, but instead uses these factors to provide context within which to assess the significance of comparative market data and to differentiate the level of target compensation among our NEOs. During 2020, a significant aspect of this process involved evaluating individual pay adjustments for our NEOs in connection with the restructuring of our executive leadership team to ensure each NEO’s total compensation package was appropriately aligned with market practice and reflective of the NEO’s increased responsibilities and internal pay equity.
After the end of the performance period to which a particular incentive award relates, the Committee reviews our performance relative to the applicable performance targets and recommends payouts based on that performance. The Committee generally retains the ability to recommend payouts that are above or below actual performance levels for the applicable performance period. For purposes of determining the amount of a payout to recommend, the

Committee may also consider infrequent or non-recurring items that are not reflective of ongoing operations, the effects of major corporate transactions or other items that the Committee determines, in its judgment, significantly distort the comparability of our actual performance against the performance targets.
Annually, the Committee reviews the design of our named executive officer compensation program, including whether the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. In doing so, the Committee assesses whether compensation programs used in prior years have successfully achieved our compensation objectives. The Committee also considers the extent to which our compensation program is designed to achieve our long-term financial and operating goals. The Committee has retained the independent compensation consultant referenced below under “Role of Compensation Consultants” to help analyze certain comparative market data. Certain members of management participate in this process by assembling and summarizing data used by the Committee. The Committee and its independent compensation consultant reviewed our compensation policies and practices, and the Committee has determined that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In 2020, the Company prepared “tally sheets” that summarize the past and present values of each component of each NEO’s total compensation. This tool is available to assist Committee members in the evaluation and approval of changes to compensation.
Role of Compensation Consultants
During 2020, the Committee continued to retain Lyons, Benenson & Company Inc. (“LB”) as an independent compensation consultant to advise on executive compensation matters. LB assisted the Committee in determining the compensation peer group, which is described in more detail below. LB also advised the Committee on competitive compensation practices, mix of compensation elements and comparative market data, which the Committee considered in addressing and determining the appropriate levels of compensation for each NEO relative to the marketplace.
The Committee has reviewed the independence of its independent compensation consultant and has determined that no conflicts of interest exist. The Committee has sole authority to retain or replace the independent compensation consultant. The Committee regularly reviews the performance and independence of its independent compensation consultant, as well as fees paid. A representative of the independent compensation consultant attends Committee meetings, as requested, to serve as a resource on compensation matters. In order to encourage independent review and discussion of compensation matters, the Committee has the authority to, and does from time to time, meet with such representative in executive session.
Role of Management
Annually, the Committee reviews the performance of our Chief Executive Officer and makes recommendations to the Board regarding his compensation. In doing so, the Committee uses information provided by the independent compensation consultant and certain historical financial and operating performance data provided by management. Our Chief Executive Officer reviews the performance of the other NEOs with the Committee and makes recommendations on their base salary, annual cash incentive and long-term incentive opportunities. The Company’s human resources department provides support for this process.
Compensation Peer Group
In 2020, the Committee, in consultation with LB, conducted a review of potential peer group companies based primarily upon criteria including size (both in terms of revenues, market capitalization and EBITDA), business alignment, industry relevance and competition for executive talent. The Committee seeks to maintain as much consistency as possible in the peer group year-over-year and carefully considers any changes. In 2020, Contura Energy was added to the peer group following their emergence from Chapter 11. AK Steel Holding Corporation and Noble Energy, Inc. will be removed from the peer group in 2021 due to their acquisitions during 2020. The updated 2020 peer group (listed below) has median revenues of approximately $3.1 billion (with a range of  $775 million to $6.4 billion) and median market capitalization of approximately $2.1 billion (with a range of  $246 million to $21.6 billion). The Committee recognizes that certain companies in this group generally are larger than the Company under the market capitalization measure; nevertheless, the Committee views this peer group as appropriate in light of the importance it ascribes to providing competitive compensation opportunities that are sufficient to attract and retain the talented executives needed to lead the Company.
• AK Steel Holding Corporation	• Martin Marietta Materials, Inc.
• Alliance Resource Partners, L.P.	• Noble Energy, Inc.
• Cleveland-Cliffs, Inc.	• Peabody Energy Corporation
• Commercial Metals Company	• Southwestern Energy Company
• Compass Minerals International, Inc.	• SunCoke Energy, Inc.
• CONSOL Energy Inc.	• Vulcan Materials Company
• Contura Energy, Inc. • Denbury, Inc.	• Warrior Met Coal, Inc. • Worthington Industries, Inc.
• Diamondback Energy, Inc.
When evaluating benchmark data for these peer companies, the median market data is applied to each individual pay component in addition to a total compensation analysis. General industry compensation data is also reviewed by the Committee to provide an additional reference point but is not used to benchmark the amount of total compensation or any specific element of compensation for the NEOs. This data is based on a broad spectrum of public companies (excluding financial services and retail companies) that had median revenues similar to the Company.
The Committee assesses the appropriateness of the peer groups used to benchmark our compensation programs on an annual basis and adds or subtracts members of the peer groups as appropriate.
Human Capital Management
Our people and culture are critical to our long-term success. Our talented workforce is our greatest asset, and we are committed to their training and development. Ensuring an environment of inclusion, diversity and respect is a top priority. Succession planning is a key focus of our Board. Please see the following sections for further discussion of our approach to human capital management: “Our Approach to People — Human Capital Management,” and “Succession Planning and Leadership Changes.”
Evaluation of Stockholder “Say-on-Pay” Vote Results
This year, we are again providing stockholders with the right to cast a non-binding advisory vote to approve the compensation of our NEOs (see “Proposal No. 2 — Advisory Vote to Approve Named Executive Officer Compensation”). Approximately 99% of the votes cast at our 2020 annual meeting of stockholders voted to approve our executive compensation programs and policies, which continue to reflect significant improvements year-over-year. Although we view this as an endorsement of our executive compensation program, during 2020, we continued to engage in additional stockholder outreach efforts as discussed in the “Stockholder Engagement Program” section above. The Committee takes stockholder feedback, as well as the results of the “say-on-pay” vote, into account when establishing or modifying our compensation programs.

Elements of Our Compensation Program
The Committee believes that our named executive officers, together with our other executives who have an ability to influence the achievement of our financial and operating objectives, should have a higher percentage of total compensation that is variable and, therefore, subject to greater risk. This provides closer alignment between those executives’ total compensation with the short- and long-term interests of stockholders and other stakeholders.
In order to achieve the compensation objectives established by the Committee, the Company uses the following compensation elements:
•
Base salary;

•
Short-term incentive opportunities (the Annual Incentive Compensation Plan);

•
Long-term incentive opportunities (the Long-Term Incentive Plan); and

•
Certain other limited executive benefits.

In general, as the position and amount of responsibility for an executive increase, a greater percentage of that executive’s total compensation will be variable. Executives with the highest level and amount of responsibility generally have the lowest percentage of their total compensation fixed as base salary and the highest percentage of their total compensation dependent upon our performance, as reflected in short- or long-term incentive awards.
The following table shows the allocation of total target compensation for each NEO for each of the last three years:
	% of Target 2018 Compensation(1)			% of Target 2019 Compensation(1)			% of Target 2020 Compensation(1)
	Fixed	Performance- Based		Fixed	Performance- Based		Fixed	Performance- Based
Name	Base Salary	Annual	Long- Term	Base Salary	Annual	Long- Term	Base Salary	Annual	Long- Term(2)
John W. Eaves	18%	20%	62%	17%	22%	61%	25%	25%	50%
Paul A. Lang	20%	19%	61%	20%	20%	60%	17%	22%	61%
Matthew C. Giljum	—	—	—	—	—	—	23%	19%	58%
John T. Drexler	22%	18%	60%	22%	19%	59%	21%	21%	58%
John A. Ziegler, Jr.	24%	15%	61%	24%	17%	59%	24%	17%	59%
Robert G. Jones	24%	15%	61%	24%	17%	59%	24%	17%	59%

(1)
For purposes of determining total compensation, we have included base salary, target annual cash incentives and the value of target long-term incentive awards (excluding, for 2018, one-time retention grants to Messrs. Eaves, Lang, Giljum and Drexler for succession planning purposes).

(2)
The value of the target long-term incentive award as a percentage of total compensation is based on the LTIP target and does not include the increased value of the awards due to the “stub period”, which was intended to capture moving the annual LTIP award from October 2019 to February 2020.

Base Salary
We provide each named executive officer with an annual base salary. Base salaries for our named executive officers depend on each executive’s experience and scope of responsibilities, as well as the median market data for comparable job positions at companies within our peer group. We increase base salary primarily in response to notable achievements or for additions in scope of responsibilities. In addition, we may increase base salary to remain competitive in the marketplace.

During 2020, the annual base salaries of Messrs. Lang, Giljum and Drexler were increased in connection with their transitions to the roles of Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, respectively. Mr. Eaves’s annual base salary was reduced in recognition of his transition to the role of Executive Chairman. Following this adjustment, the Committee determined that the base salaries for our NEOs were properly aligned with peer companies based on a review of competitive market data. The table below lists the annual base salary amounts for our NEOs in 2019 and 2020.
Name	2019 Salary	2020 Salary	% Change (+/-)
John W. Eaves	$1,025,000	$540,000	-47.3%
Paul A. Lang	$725,000	$875,000	20.7%
Matthew C. Giljum	$308,400	$450,000	45.9%
John T. Drexler	$575,000	$650,000	13.0%
John A. Ziegler, Jr.	$415,000	$415,000	0.0%
Robert G. Jones	$450,000	$450,000	0.0%
Annual Incentive Compensation Plan
Overview
The Committee designed the Annual Incentive Compensation Plan to focus our organization on meeting and exceeding certain annual financial and operating objectives by rewarding those key employees with the greatest ability to influence our results.
For 2020, the Committee maintained Adjusted EBITDA and Free Cash Flow as the financial performance measures for the plan. Adjusted EBITDA constitutes 50% of the total target award, and Free Cash Flow represents 20% of the total target award. Consistent with prior years, the Committee chose safety and environmental metrics as the operating performance measures for the plan, each of which constitute 15% of the total target award. The safety and environmental measures continue to be part of the 2020 plan because these goals reflect our core values.
Early each year, the Committee determines the compensation plan design for the annual cash incentives based on performance from the prior year and the current year budgets and targets, as well as other factors. The Committee recommends the annual plan design, as well as the performance targets, to the Board for approval. Annual cash awards contain various incentive levels based on the participant’s accountability and impact on our performance, with target opportunities established as a percentage of base salary based on the median market data. During the executive market review conducted in 2019, the NEO annual incentive targets were increased to align with competitive market data for each position. In connection with their transitions to the roles of Executive Chairman, Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, respectively, the annual incentive plan targets for each of Messrs. Eaves, Lang, Drexler and Giljum were adjusted to reflect their new roles.

The following table shows the target opportunities available to the NEOs as a percentage of their base salaries and the actual payouts as a percentage of their base salaries for each of the last three years:
	2018		2019		2020
Name	Target as % of Base Salary	Actual Payout as % of Base Salary	Target as % of Base Salary	Actual Payout as % of Base Salary	Target as % of Base Salary	Actual Payout as % of Base Salary(1)
John W. Eaves	110%	180%	125%	142%	100%	64%
Paul A. Lang	90%	147%	100%	114%	125%	67%
Matthew C. Giljum	—	—	—	—	80%	40%
John T. Drexler	85%	139%	90%	102%	100%	55%
John A. Ziegler, Jr.	60%	98%	70%	80%	70%	40%
Robert G. Jones	60%	98%	70%	80%	70%	40%

(1)
The percentage shown for Messrs. Eaves, Lang, Giljum and Drexler is based on a blended base salary rate, which takes into account the annual base salary for each NEO in effect during 2020 before and after the salary adjustments in April 2020.

The following table shows the performance measures used in the 2020 Annual Incentive Compensation Plan for our NEOs, together with the percentage of the total annual cash incentive grant that such component comprises. Each of the components for the NEOs is described in greater detail below:
Performance Measure	2020 Portion of Total Target Award
Adjusted EBITDA	50%
Free Cash Flow	20%
Safety Incident Rate	15%
Environmental Compliance	15%
We believe that these performance measures align our compensation packages with both stockholder and employee interests by targeting specific performance goals and operational standards. By identifying meaningful performance measures, and by assigning greater weight to certain measures, we are able to more closely align compensation to the achievement of those business objectives over which particular employees have the greatest impact.
If the target level of performance is achieved with respect to a particular performance measure, the applicable payout percentage for that performance measure will equal 100%. Achievement at the threshold performance level results in an applicable payout percentage that varies based on the performance measure, as shown in the table below. If the maximum level of performance is achieved with respect to a particular performance measure, the payout percentage for that measure will equal 200% of target performance. We interpolate payouts under the annual cash incentive awards for performance levels that fall between the threshold, target and maximum performance levels. There is no payout for performance that does not meet the threshold level criteria and there is no payout in excess of the maximum performance level.
Performance Measure	Threshold	Target	Maximum
Adjusted EBITDA	25%	100%	200%
Free Cash Flow	25%	100%	200%
Safety Incident Rate(1)	50%	100%	200%
Environmental Compliance	50%	100%	200%

(1)
In the event of a work-related fatality at any of our mine locations, there is no payout for the safety incident rate component.

Adjusted EBITDA
“Adjusted EBITDA” is determined based on our earnings before interest, taxes, depreciation and amortization, on a consolidated basis in accordance with generally accepted accounting principles, and excludes items such as acquisition-related expenses and amortization of acquired sales contracts. Refer to “Reconciliation of NON-GAAP measures” beginning on page 68 of our Annual Report on Form 10-K for the year ended December 31, 2020 for a reconciliation to the most directly comparable GAAP measure. The Committee reviewed the budget approved by the Board for 2020, which included Adjusted EBITDA, and set the “target” level for this performance measure at 100% of budget. The threshold payout value for 2020 was set at 70% of the Adjusted EBITDA budget and the maximum payout value was set at 130% of the Adjusted EBITDA budget. We consider these goals to be difficult to attain and appropriately reflective of our position in the inherently volatile commodities market. The following table shows the threshold, target and maximum levels for the 2020 Annual Incentive Compensation Plan:
	2020 PERFORMANCE GOALS
Performance Measure	Threshold	Target	Maximum
Adjusted EBITDA	$146,722,800	$209,604,000	$272,485,200
Free Cash Flow
“Free Cash Flow” is defined as cash flow from operating activities minus royalty payments and capital expenditures used for maintaining the asset base. Capital spending, if any, applied to new mine development is not deducted from the Free Cash Flow calculation. The Committee reviewed the budget approved by the Board and set the “target” level for this performance measure at 100% of budget. The threshold payout value was set at 70% of the Free Cash Flow budget and the maximum payout value was set at 130% of the budget. We consider these goals to be difficult to attain and appropriately reflective of our position in the inherently volatile commodities market. The following table shows the threshold, target and maximum levels for the 2020 Annual Incentive Compensation Plan:
	2020 PERFORMANCE GOALS
Performance Measure	Threshold	Target	Maximum
Free Cash Flow	$152,345,200	$217,636,000	$282,926,800
Safety Incident Rate
Safety is an important emphasis for the Company and, the Board believes, each of the Company’s stakeholders. Strong safety performance leads to improved employee performance and lower costs associated with regulatory citations, insurance and litigation matters, which in turn lead to improved operating performance. Because of these factors, the Committee uses Safety Incident Rate as a component of the annual incentive compensation plan. “Safety Incident Rate” is determined based on the Company’s historical performance and is the number of reportable injuries per 200,000 man hours. The “target” goal for 2020 was set at the Company’s three-year average, while the threshold and maximum goals were set at 10% higher than the Company’s three-year average and 10% improvement over the Company’s three-year average, respectively. In addition, there is no payout for this performance measure if there is a work-related fatality during the fiscal year. The following table shows the threshold, target and maximum levels for the 2020 Annual Incentive Compensation Plan:
	2020 PERFORMANCE GOALS
Performance Measure	Threshold	Target	Maximum
Safety Incident Rate	1.39	1.26	1.13
Environmental Compliance
Like safety, environmental compliance is an important goal for the Company. Improved environmental compliance can improve the areas in which our employees live and operate, and can reduce long-term costs and expenses associated with fines, remediation issues and litigation matters. The Committee has established an environmental compliance component based on Notices of Violation, or NOVs, received by the Company and its subsidiaries. In 2018, the target goal was set at the Company’s three-year average and the threshold and maximum goals were set at plus one NOV and minus one NOV, respectively, of the target level. Due to the Company’s outstanding environmental compliance performance over the past four years, the Committee approved the same industry-leading performance levels for 2020 as were used in 2018 and 2019 to acknowledge that management has set the standard for environmental compliance as it approaches near perfect performance and to continue to motivate continued performance by management in this regard. The following table shows the threshold, target and maximum levels for the 2020 Annual Incentive Compensation Plan:
2020 PERFORMANCE GOALS
Performance Measure	Threshold	Target	Maximum
Environmental Compliance	4 NOVs	3 NOVs	2 NOVs
2020 Payout Under the Annual Incentive Compensation Plan
In early 2021, the Committee evaluated the level of achievement of the various performance measures for 2020 and made the following determinations:
Performance Measure	Actual Performance	Applicable Payout Percentage	Relative Weighting	Weighted Payout Percentage
Adjusted EBITDA	$23,743,000	0%	50%	0%
Free Cash Flow	$8,400,000	0%	20%	0%
Safety Incident Rate	1.155	181%	15%	27%
Environmental Compliance	1 NOV	200%	15%	30%
Based on the actual performance as set forth above, the cumulative amounts listed below were earned under the 2020 Annual Incentive Compensation Plan for the Company’s 2020 performance.
Name	Target as % of Base Salary	Actual Payout as % of Base Salary(2)	Dollar Amount of Actual Payout(2)
John W. Eaves	100%	64%	$447,051
Paul A. Lang	125%	67%	$555,398
Matthew C. Giljum(1)	80%	40%	$160,885
John T. Drexler	100%	55%	$346,285
John A. Ziegler, Jr.	70%	40%	$165,848
Robert G. Jones	70%	40%	$179,835

(1)
The amount listed for Mr. Giljum includes participation in the corporate staff annual incentive plan for the portion of the year prior to his promotion and inclusion in the senior officer annual incentive plan.

(2)
The amounts shown for Messrs. Eaves, Lang, Giljum and Drexler are based on blended base salary and annual target bonus rates, which take into account the annual base salary and target bonus percentages for each NEO in effect during 2020 before and after the compensation adjustments in April 2020.

Long-Term Incentive Plan
Overview
The Committee designed our long-term incentive plan to promote decision-making that creates long-term value for our stockholders and other stakeholders. The Committee believes that an effective LTIP should also create strong retention incentives for those key employees who are most likely to influence our long-term performance.

Our long-term incentive plan is comprised entirely of restricted stock units, for which awards are divided equally between time- and performance-based awards. Long-term incentive awards contain various incentive levels based on the participant’s accountability and potential influence on our performance, with target opportunities established as a percentage of base salary based on the median market data.
In connection with their transitions to the roles of Executive Chairman, Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, respectively, the LTIP targets for each of Messrs. Eaves, Lang, Drexler and Giljum were adjusted as follows (shown as a percentage of base salary) to reflect their new roles: Mr. Eaves 200%, Mr. Lang 350%, Mr. Giljum 250% and Mr. Drexler 275%. For 2020, the annual LTIP targets for Messrs. Ziegler and Jones remained at their prior year levels of 250% of base salary.
2020 Annual Grants
Following an extensive review of the metrics used in the performance-based restricted unit awards based on stockholder feedback on the design of our executive compensation plans during 2019, the Board approved changing from a single measure, volume-weighted average price (“VWAP”), to two equally-weighted measures, return on invested capital (“ROIC”) and relative total shareholder return (“TSR”).
In order to effectively establish meaningful ROIC targets based on the approved three-year budget, the timing of the long-term incentive plan grant was moved from October 2019 to February 2020. Therefore, no long-term incentive awards were granted during 2019 and the value of the “stub period” resulting from moving the grant date was added to each participant’s 2020 grant amount.
The following table sets forth the number of restricted stock units (“RSUs”) granted to each NEO in 2020.
Named Executive Officer	Time-Based RSUs(1,2)	Performance-Based RSUs(1,2)
John W. Eaves	37,100	37,100
Paul A. Lang	30,252	30,252
Matthew C. Giljum	10,160	10,160
John T. Drexler	18,152	18,152
John A. Ziegler, Jr.	10,750	10,750
Robert G. Jones	11,650	11,650

(1)
Each NEO received an additional number of RSUs to reflect the value of the “stub period” described above. In addition, Messrs. Lang, Giljum and Drexler received supplemental grants in connection with their transitions to the roles of Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, respectively, which grants are included in the numbers above.

(2)
The number of RSU awards granted to each NEO were determined based upon the 20-day VWAP of a share of our common stock preceding February 27, 2020.

The time-based RSU awards vest in substantially equal installments on each of February 27, 2021, 2022 and 2023. The performance-based RSU awards vest on December 31, 2022. The performance-based RSU award is earned based on a three-year performance period from January 1, 2020 to December 31, 2022 for two equally weighted performance measures: return on invested capital (ROIC) and total shareholder return relative to the company’s compensation peer group.
For the ROIC measure, 50% of the performance-based RSUs will be eligible to vest based on the average ROIC for calendar years 2020 through 2022. “ROIC” is determined based on the quotient obtained by dividing net operating profit after tax by average invested capital. Invested capital includes the sum of current maturities of debt, long-term debt and total stockholders’ equity per the consolidated balance sheets.

For the relative total shareholder return measure, 50% of the performance-based RSUs will be eligible to vest based on the company’s total shareholder return relative to the company’s peer group over the three-year performance period. The TSR calculation will be based on a “point-to-point” approach using the 30 calendar-day average of the closing price per share of the Company or a member of the peer group, as applicable, at the beginning and end of the performance period. In the event that our total shareholder return is negative, the payout will be capped at target, regardless of peer group performance. If a peer company declares bankruptcy or is delisted during the performance period, the calculation for that company will be considered 100%. In the instance of a merger or acquisition of a peer company during the performance period, the company would be removed from the peer group. The peer group for the 2020 LTIP awards is set forth above under “Compensation Peer Group,” with the exception of Contura Energy, Inc. who was not included in the peer group for this award because it was added to the peer group subsequent to the grant date.
If the target level of performance is achieved with respect to a performance measure, the applicable payout percentage for that performance measure will equal 100%. Achievement at the threshold performance level will result in a payout at 50% of target performance and achievement at the maximum performance level will result in a payout at 200% of target performance. We interpolate payouts for performance levels that fall between the threshold, target and maximum performance levels. There is no payout for performance that does not meet the threshold level and there is no payout in excess of the maximum performance level. The following table shows the threshold, target and maximum performance levels for the 2020 LTIP:
	2020-2022 PERFORMANCE GOALS
Performance Measure	Threshold	Target	Maximum
Average Return on Invested Capital	8%	11%	14%
Relative Total Shareholder Return	25th Percentile	50th Percentile	90th Percentile
2017 Restricted Stock Unit Award Achievement and Payment
On November 30, 2017, each of our NEOs received two long-term incentive plan awards of restricted stock units. The time-based restricted stock unit award comprised 50% of the aggregate number of shares covered by the two awards. The award vested in full and was delivered in shares of Company stock on the third anniversary of the grant date.
The performance-based restricted stock unit award comprised 50% of the aggregate number of shares covered by the two awards. The performance-based award vested on the third anniversary of the grant date and was earned based on the VWAP of a share during any 45-day trading period during the three-year performance period, as follows:
Share VWAP	Vesting Percentage
Below $88	0%
$88	45%
$97	75%
$104	100%
$112.50 or higher	150%
If the highest VWAP achieved during the performance period fell between any of these share prices, the percentage of the award that vested was subject to straight-line interpolation between the percentages corresponding to the two prices. Based on the highest VWAP achieved during the 2017 — 2020 performance period of  $95.85, 71.17% of the target award was earned by our NEOs in the following numbers of units: Mr. Eaves — 16,084; Mr. Lang — 9,750; Mr. Drexler — 7,117; Mr. Ziegler — 4,234; and Mr. Jones — 5,053.

Other Benefits
Executive Benefits — We provide a limited number of executive benefits, such as financial planning and tax preparation services, to attract and retain executives with a comprehensive compensation package. Executive benefits are taxable to the executives. Executives do not receive any tax gross-up payments on these benefits. The compensation attributed to each of our NEOs for 2020 for executive benefits is described in footnote 4 to the “2020 Summary Compensation Table” below.
Participation in Benefit Plans and Other Compensation Arrangements — Each of our NEOs is eligible to participate in the same health and welfare plans as our other eligible employees. These plans include medical and dental insurance, life, travel and accidental death and dismemberment insurance, short- and long-term disability coverage and participation in our qualified defined benefit pension plan (which was frozen at the end of 2014), and a 401(k) plan. The following is a summary of certain benefit plans and other compensation arrangements available to our NEOs but for which our other employees generally may not be eligible:
Supplemental Retirement Plan Benefits — We maintained a supplemental retirement plan that historically provided eligible employees, including the NEOs, with retirement benefits that would otherwise have been available under our defined benefit pension plan but for certain limitations contained in the Internal Revenue Code. We froze this supplemental retirement plan on December 31, 2014, the same date that we froze our defined benefit pension plan. No participants earn any service credit after such date. The Board approved termination of the supplemental retirement plan in August 2019. Active employees received a lump sum distribution of their accumulated benefits under the plan in August 2020. For more information about our defined benefit pension plan and our supplemental retirement plan, including the accumulated benefits attributable to our NEOs, see “Pension Benefits” below.
Non-Qualified Deferred Compensation Plan — We maintained a non-qualified deferred compensation plan that historically has allowed eligible employees, including our NEOs, to defer receipt of a portion of their base salaries and certain annual and long-term cash incentive awards until the dates elected by the employees. We have not allowed deferrals under this non-qualified plan since 2015. The Board approved termination of the non-qualified deferred compensation plan in August 2019. Plan participants received a lump sum distribution of their account balance under the plan in August 2020. For more information about our deferred compensation plan, including information about amounts attributable to our NEOs, see “Non-Qualified Deferred Compensation” below.
Change in Control Agreements — To provide our NEOs and certain other key employees with some financial security in the event their employment with our organization is terminated without cause or under certain circumstances following a change in control, we provide the executives with change in control agreements that provide for cash payments and certain other severance benefits upon a qualifying termination. As a condition to receiving payments under the change in control agreements, the NEO is required to execute a waiver of claims against us and abide by certain non-disclosure, non-competition and non-solicitation requirements. We believe that the change in control agreements provide a meaningful mechanism by which to retain those individuals who are most capable of affecting our future performance. For more information about the change in control agreements with our NEOs, see “Potential Payments upon Termination of Employment or Change in Control” below.
Stock Ownership Guidelines
Our Board has adopted stock ownership guidelines which are intended to promote meaningful stock ownership by our NEOs. The Personnel and Compensation Committee of our Board reviews the guidelines on a regular basis and makes recommendations to our Board on adjustments, if any, to required threshold levels and considers best practices as part of that review process. Our current stock ownership guidelines specify a number of shares of our common stock, including unvested RSUs, that our NEOs must accumulate within the later of five years of the implementation of the guidelines or their first receiving an equity grant in such position. All of our NEOs either satisfy the required threshold or are within the five-year period. The specific shareholding guidelines are determined based on a multiple of base salary, as follows:
Position	Requirement
Executive Chairman	5 × Salary
Chief Executive Officer	5 × Salary
Chief Operating Officer	3 × Salary
Chief Financial Officer	3 × Salary
Chief Administrative Officer	3 × Salary
All Other Senior Officers	3 × Salary
Anti-Hedging and Anti-Pledging Policy
Each of our directors and employees, including our NEOs, is subject to the terms of our securities trading policies. Those policies prohibit entering into hedging transactions involving our stock, including trading in or writing “puts” and “calls” or engaging in “prepaid variable forward contracts,” “equity swaps,” “collars,” “exchange funds,” “short sales,” “margining” or any financial instruments or other action designed to hedge or offset or speculate on any change in the value of the Company’s stock. Those policies also prohibit NEOs and directors from pledging any Company securities.
Impact of Section 162(m) on Compensation
Section 162(m) of the Code places a limit of  $1,000,000 per person on the amount of compensation that a public company may deduct in any year with respect to certain current or former executive officers. The Committee believes that stockholder interests are best served by not restricting the Committee’s flexibility in structuring compensation plans, even though such plans may result in non-deductible compensation expenses. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

2020 Summary Compensation Table
The following table is a summary of compensation information for our NEOs for the fiscal year ended December 31, 2020:
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation Earnings ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
John W. Eaves Executive Chairman	2020	$699,032	$250,000	$2,797,526	$447,051	—	$41,440	$4,235,049
	2019	$1,025,000	$250,000	—	$1,456,037	$153,448	$49,970	$2,934,455
	2018	$1,025,000	—	$5,217,809	$2,920,855	$19,741	$44,310	$9,227,715
Paul A. Lang President and Chief Executive Officer	2020	$825,815	$160,000	$2,021,072	$555,398	$101,370	$17,400	$3,681,055
	2019	$725,000	$160,000	—	$823,904	$127,982	$17,454	$1,854,340
	2018	$725,000	—	$3,220,809	$1,719,999	—	$17,706	$5,683,514
Matthew C. Giljum Senior Vice President and Chief Financial Officer	2020	$403,569	$46,667	$490,669	$160,885	$38,402	$17,100	$1,157,292
	2019	—	—	—	—	—	—	—
	2018	—	—	—	—	—	—	—
John T. Drexler Senior Vice President and Chief Operating Officer	2020	$625,408	$113,333	$1,308,294	$346,285	$77,077	$41,214	$2,511,611
	2019	$575,000	$113,333	—	$588,097	$77,236	$40,362	$1,394,028
	2018	$575,000	—	$2,307,321	$1,274,002	—	$37,966	$4,194,289
John A. Ziegler, Jr. Senior Vice President and Chief Administrative Officer	2020	$415,000	—	$810,604	$165,848	$50,200	$29,939	$1,471,591
	2019	$391,768	—	—	$311,649	$53,833	$28,192	$785,442
	2018	$375,000	—	$980,407	$649,353	—	$28,353	$2,033,113
Robert G. Jones Senior Advisor	2020	$450,000	—	$878,468	$179,835	$45,441	$26,047	$1,579,791
	2019	$450,000	—	—	$357,972	$69,662	$28,308	$905,942
	2018	$450,000	—	$1,184,254	$779,224	$19,509	$25,376	$2,458,363

(1)
Amounts shown represent the value of a retention payment granted in 2018 as part of the Company’s succession plan. The applicable performance condition was satisfied and the retention payment was made in 2020.

(2)
Amounts shown represent the aggregate grant date fair value of all stock awards made to each NEO during the year indicated. We have determined the grant date fair value in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The determination of the grant date fair value is subject to certain estimates and assumptions described in Note 19, Stock-Based Compensation and Other Incentive Plans, to our consolidated financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K for the year ended December 31, 2020. The actual value, if any, that the NEOs will realize from the stock awards is a function of a value of the underlying shares if and when the awards vest and, for performance-based awards, the level of attainment of the applicable performance goal.

Amounts for the performance-based RSU awards were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For these amounts, see the “Grant Date Fair Value of Stock and Option Awards” column of the “Grants of Plan Based Awards for the Year Ended December 31, 2020” table below. The following are the values of the performance-based awards as of the grant date assuming attainment of the maximum level of performance: Mr. Eaves — $4,607,635; Mr. Lang — $3,345,128; Mr. Giljum — $825,460; Mr. Drexler — $2,158,611; Mr. Ziegler — $1,335,096; and Mr. Jones — $1,446,872.
(3)
Amounts shown represent the changes in the actuarial present value of the accumulated benefits for our NEOs under our defined benefit pension plans, including our supplemental retirement plan, computed in accordance with FASB ASC Topic 715. The present value of accumulated benefits is subject to certain actuarial assumptions described in Note 21, Employee Benefit Plans, to our consolidated financial statements for the year ended December 31, 2020 and under the heading “Employee Benefit Plans” in the section entitled “Critical Accounting Policies” included in the Form 10-K.

(4)
Amounts shown for 2020 reflect the following:

•
For Mr. Eaves: matching contributions to 401(k) plan ($17,100), financial planning and tax preparation services and club dues that have historically been used for business purposes.

•
For Mr. Lang: matching contributions to 401(k) plan ($17,100) and financial planning and tax preparation services.

•
For Mr. Giljum: matching contributions to 401(k) plan ($17,100).

•
For Mr. Drexler: matching contributions to 401(k) plan ($17,100), financial planning and tax preparation services and club dues that have historically been used for business purposes.

•
For Mr. Ziegler: matching contributions to 401(k) plan ($16,787) and financial planning and tax preparation services.

•
For Mr. Jones: matching contributions to 401(k) plan ($11,885) and financial planning and tax preparation services.

The compensation noted above for financial planning, tax preparation services and club dues is below $25,000 in the aggregate for each of the NEOs.
Grants of Plan-Based Awards for the Year Ended December 31, 2020
The following table shows information relating to the grants of certain equity and non-equity awards made to the NEOs during 2020.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John W. Eaves	2/27/2020	$254,493	$783,056	$1,566,112
	2/27/2020(4)							37,100	$1,810,109
	2/27/2020(5)				18,550	37,100	74,200		$987,417
Paul A. Lang	2/27/2020	$316,172	$972,837	$1,945,674
	2/27/2020(4)							22,500	$1,097,775
	2/27/2020(5)				11,250	22,500	45,000		$598,838
	4/30/2020(4)							7,752	$226,281
	4/30/2020(5)				3,876	7,752	15,504		$98,179
Matthew C. Giljum	2/27/2020	$101,387	$287,458	$552,165
	2/27/2020(4)							1,950	$95,141
	2/27/2020(5)				975	1,950	3,900		$51,899
	4/30/2020(4)							8,210	$239,650
	4/30/2020(5)				4,105	8,210	16,420		$103,980
John T. Drexler	2/27/2020	$197,130	$606,553	$1,213,106
	2/27/2020(4)							16,350	$797,717
	2/27/2020(5)				8,175	16,350	32,700		$435,155
	4/30/2020(4)							1,802	$52,600
	4/30/2020(5)				901	1,802	3,604		$22,822
John A. Ziegler, Jr.	2/27/2020	$94,413	$290,500	$581,000
	2/27/2020(4)							10,750	$524,493
	2/27/2020(5)				5,375	10,750	21,500		$286,111
Robert G. Jones	2/27/2020	$102,375	$315,000	$630,000
	2/27/2020(4)							11,650	$568,404
	2/27/2020(5)				5,825	11,650	23,300		$310,065

(1)
Amounts for each NEO represent the potential amounts payable to the NEO under the annual cash incentive award plan for 2020 assuming threshold, target and maximum levels of performance. For 2020, these amounts were based on blended base salary and annual target bonus rates, which took into account the annual base salary and target bonus percentages for each NEO in effect during 2020 before and after the each NEO’s compensation adjustment in April 2020. Amounts paid to each NEO under our annual cash incentive awards for 2020 have been included under the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(2)
Amounts represent the performance-based RSU awards, which are scheduled to vest between 0% and 200% of the number of shares shown in the “Target” sub-column based on attainment of specified ROIC and TSR performance goals during the three-year performance period. If the threshold performance level is not attained, the awards will be forfeited. The amounts in the “Threshold” sub-column reflect the 50% of the shares shown in the “Target” sub-column that will vest on attainment of the threshold performance level for the performance metrics. The amounts in the “Maximum” sub-column reflect the 200% of the shares shown in the “Target” sub-column that will vest on attainment of the maximum performance level. See the information under the heading “Elements of Our Compensation Program” in the sub-section entitled “Compensation Discussion and Analysis” for more information about these performance-based RSU awards.
(3)
Amounts for the time-based RSU awards represent their aggregate grant date fair values, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.

Amounts for the performance-based RSU awards were calculated based on the probable outcome of the performance goal as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For the values of these awards, assuming attainment of the maximum level of performance, see footnote 1 to the “2020 Summary Compensation Table” above. The actual value, if any, that each NEO will realize for these performance-based RSU awards is a function of the value of the shares if and when the awards vest.
For additional information on how we account for equity-based compensation, see Note 19 to our consolidated financial statements for the year ended December 31, 2020 and under the heading “Stock-Based Compensation” in the section entitled “Critical Accounting Policies” included in our Annual Report on Form 10-K for the year ended December 31, 2020.
(4)
Amounts represent the number of shares underlying the time-based RSU awards, which are scheduled to vest as to 33.33% on February 27, 2021, 33.33% on February 27, 2022 and 33.34% on February 27, 2023.

(5)
Amounts represent the number of shares underlying the performance-based RSU awards, which are scheduled to vest on December 31, 2022 based on the level of attainment of the performance goals during the three-year performance period ending on December 31, 2022.

Outstanding Equity Awards at December 31, 2020
The following table shows information relating to the equity awards previously granted to our NEOs that were outstanding as of December 31, 2020. Our NEOs did not hold any stock options as of December 31, 2020.
	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John W. Eaves	10/25/2018	19,350(2)	$846,950	8,708(3)	$381,149
	10/25/2018	8,125(4)	$355,631	—	—
	2/27/2020	37,100(5)	$1,623,867	18,550(6)	$811,934
	2/27/2020	—	—	9,275(7)	$405,967
Paul A. Lang	10/25/2018	11,750(2)	$514,298	5,288(3)	$231,456
	10/25/2018	5,225(4)	$228,698	—	—
	2/27/2020	22,500(5)	$984,825	11,250(6)	$492,413
	2/27/2020	—	—	5,625(7)	$246,206
	4/30/2020	7,752(5)	$339,305	3,876(6)	$169,653
	4/30/2020	—	—	1,938(7)	$84,826
Matthew C. Giljum	2/22/2018	650(8)	$28,451	293(9)	$12,825
	10/25/2018	950(2)	$41,582	428(3)	$18,734
	10/25/2018	1,600(4)	$70,032	—	—
	2/27/2020	1,950(5)	$85,352	975(6)	$42,676
	2/27/2020	—	—	488(7)	$21,360
	4/30/2020	8,210(5)	$359,352	4,105(6)	$179,676
	4/30/2020	—	—	2,053(7)	$89,860
John T. Drexler	10/25/2018	8,550(2)	$374,234	3,848(3)	$168,427
	10/25/2018	3,600(4)	$157,572	—	—
	2/27/2020	16,350(5)	$715,640	8,175(6)	$357,820
	2/27/2020	—	—	4,088(7)	$178,932
	4/30/2020	1,802(5)	$78,874	901(6)	$39,437
	4/30/2020	—	—	451(7)	$19,740
John A. Ziegler, Jr.	10/25/2018	5,050(2)	$221,039	2,273(3)	$99,489
	2/27/2020	10,750(5)	$470,528	5,375(6)	$235,264
	2/27/2020	—	—	2,688(7)	$117,654
Robert G. Jones	10/25/2018	6,100(2)	$266,997	2,745(3)	$120,149
	2/27/2020	11,650(4)	$509,921	5,825(6)	$254,960
	2/27/2020	—	—	2,913(7)	$127,502

(1)
Amounts represent the market value of the time-based and performance-based RSU awards, which were calculated by multiplying the number of shares underlying the awards (assuming target or threshold attainment of the performance goal, as described in the corresponding footnote, in the case of the performance-based awards) by $43.77, which was the closing price of a share of common stock on December 31, 2020 (the last trading day of 2020).

(2)
Amounts represent the number of shares underlying the time-based RSU awards, which are scheduled to vest on October 25, 2021.

(3)
Amounts represent the number of shares underlying the performance-based RSU awards (assuming threshold attainment of the performance goals), which are scheduled to vest based on the VWAP of a share of our common stock for any 45-day trading period during the three-year performance period ending on October 25, 2021.

(4)
Amounts represent the number of shares underlying the outstanding time-based retention RSU awards that are scheduled to vest on October 25, 2021.

(5)
Amounts represent the number of shares underlying the time-based RSU awards, which are scheduled to vest as to 33.33% on February 27, 2021, 33.33% on February 27, 2022 and 33.34% on February 27, 2023.

(6)
Amounts represent the number of shares underlying the performance-based RSU awards (assuming target attainment of the performance goals), which are scheduled to vest based on the company’s TSR relative to the company’s peer group over the three-year performance period ending on December 31, 2022.

(7)
Amounts represent the number of shares underlying the performance-based RSU awards (assuming threshold attainment of the performance goals), which are scheduled to vest based on the company’s average ROIC over the three-year performance period ending on December 31, 2022.

(8)
Amount represents the number of shares underlying the time-based RSU awards, which are scheduled to vest on February 22, 2021.

(9)
Amount represents the number of shares underlying the performance-based RSU awards (assuming 48.44% attainment of the target performance goal based on actual achievement through December 31, 2020), which are scheduled to vest based on the VWAP of a share of our common stock for any 45-day trading period during the three-year performance period ending on February 22, 2021.

Option Exercises and Stock Vested for the Year Ended December 31, 2020
The following table shows information relating to the value realized by our NEOs as a result of the vesting of their restricted stock unit awards during 2020. Our NEOs did not exercise any stock options in 2020.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John W. Eaves	43,559	$1,475,625
Paul A. Lang	26,585	$901,229
Matthew C. Giljum	2,556	$117,945
John T. Drexler	19,277	$653,047
John A. Ziegler, Jr.	10,184	$340,553
Robert G. Jones	12,153	$406,396

(1)
Amounts shown represent the value realized upon vesting of restricted stock unit awards calculated by multiplying the number of shares that vested by the fair market value of our common stock on the date of vesting. None of the vested shares was sold or otherwise divested except as needed to net settle shares to pay taxes.

Pension Benefits
Defined Benefit Pension Plan.   We sponsor a defined benefit pension plan covering all of our eligible employees, including our NEOs. We froze our pension plan on December 31, 2014. No participants earn any service credit after such date. Under the plan, a cash balance account was established for each participant. Participants become vested in their cash balance accounts after serving three years with us. Upon retirement or upon termination of employment following three years of service with us, participants or their beneficiaries may elect to receive benefits in a lump sum, in installments over a period of time or at a later date. Under the terms of the plan, normal retirement occurs on the first day of the month following the date a participant turns 65. We credit each participant’s cash balance account with an interest amount based on the U.S. Treasury rate, subject to an annual minimum rate of 4.25%.
Supplemental Retirement Plan.   We previously sponsored a supplemental retirement plan covering all of our eligible employees, including our NEOs, whose retirement benefits under our defined benefit pension plan are limited by the

Internal Revenue Code. We froze our supplemental retirement plan on December 31, 2014. Subject to the limitations contained in the Code, benefits under the supplemental retirement plan are typically paid six months after termination in a lump sum. The Board approved the termination of the supplemental retirement plan in August of 2019. Active employees received a lump sum distribution of their accumulated benefits under the plan in August 2020.
The following table shows information relating to the accumulated benefits to which the NEOs were entitled under our defined benefit pension plans as of December 31, 2020:
Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
John W. Eaves	Arch Resources, Inc. Retirement Account Plan	38	$0	$1,800,586
	Arch Resources, Inc. Supplemental Retirement Plan	38	$0	$722,718
Paul A. Lang	Arch Resources, Inc. Retirement Account Plan	36	$1,299,157	$0
	Arch Resources, Inc. Supplemental Retirement Plan	36	$0	$505,513
Matthew C. Giljum	Arch Resources, Inc. Retirement Account Plan	16	$246,969	$0
	Arch Resources, Inc. Supplemental Retirement Plan	16	$0	$5,848
John T. Drexler	Arch Resources, Inc. Retirement Account Plan	23	$534,749	$0
	Arch Resources, Inc. Supplemental Retirement Plan	23	$0	$250,630
John A. Ziegler, Jr.	Arch Resources, Inc. Retirement Account Plan	18	$410,946	$0
	Arch Resources, Inc. Supplemental Retirement Plan	18	$0	$58,241
Robert G. Jones	Arch Resources, Inc. Retirement Account Plan	29	$1,111,800	$0
	Arch Resources, Inc. Supplemental Retirement Plan	29	$0	$210,302

(1)
Under our defined benefit pension plans, certain of our NEOs have been credited with additional years of service attributable to employment with one or more predecessor entities as follows: Mr. Eaves — 15 years, Mr. Lang — 13 years, and Mr. Jones — 6 years.

(2)
Amounts shown for each NEO represent the actuarial present value of the executive’s accumulated benefit under our defined benefit pension plans as of December 31, 2020, computed in accordance with FASB ASC Topic 715. The present value of accumulated benefits is subject to certain actuarial assumptions described in Note 20, Employee Benefit Plans, to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2020.

Non-Qualified Deferred Compensation
We previously maintained a deferred compensation plan that historically allowed eligible employees to defer receipt of their base salaries and/or incentive awards until the dates elected by the employees. We had not allowed deferrals under the plan since 2015. The cash amounts previously deferred were invested in accounts that mirror the gains and/or losses of a number of different investment funds. These investment funds were substantially similar to the investment alternatives offered to participants in our 401(k) plan. The plan never offered any above-market rates of return to any of our NEOs. Participants were always vested in their deferrals under the plan and any related earnings.
Under the plan, we credited each participant’s account with the number of units equal to the number of shares or units that the participant could purchase or receive with the amount of compensation deferred under the plan on the date we credit the participant’s account, based upon the fair market value of the underlying investment on that date. We would typically pay the amount of compensation deferred under the plan to the participant (or to their designated beneficiary in the event of death) in annual installments or in a lump sum, at the participant’s election, following the participant’s termination of employment or on the date or dates specified by the participant in his payment election. The amount we paid was based on the number of units credited to each participant’s account, valued on the basis of the fair market value of an equivalent number of shares or units of the underlying investment on the date payment occurred. We may also have paid a participant the amount of compensation deferred under the plan prior to the date the participant initially elected to receive payment if we determined that the employee had a demonstrated financial hardship. The Board approved the termination of the non-qualified deferred compensation plan in August of 2019. Participants in the non-qualified deferred compensation plan received a lump sum distribution of their account balance under the plan in August 2020.
The following table shows information relating to the activity in the deferred compensation plan accounts for the NEOs during 2020:
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(1)	Aggregate Balance at Last Fiscal Year End ($)
John W. Eaves	—	—	$(194,937)	$(2,600,255)	$0
Paul A. Lang	—	—	$9,866	$(810,686)	$0
Matthew C. Giljum			$444	$(67,456)	$0
John T. Drexler	—	—	$990	$(52,009)	$0
John A. Ziegler, Jr.	—	—	$(11)	$(9,334)	$0
Robert G. Jones	—	—	$33,052	$(1,003,461)	$0

(1)
Reflects amounts distributed on the specified dates elected by the NEOs prior to the deferral dates or on the date of all lump sum distributions in August 2020.

Potential Payments upon Termination of Employment or Change in Control
We maintain certain agreements or arrangements with each of our NEOs and other executives that provide for the payment or acceleration of certain benefits in the event that the executive’s employment is terminated under certain circumstances or following a change in control. In addition to the benefits described below, the NEOs would also be entitled to receive certain benefits under our defined benefit and pension plan. See the subsection entitled “Pension Benefits” for more information on the benefits accumulated under our defined benefit pension plan that are attributable to each of the NEOs.
Our NEOs’ change in control agreements provide “double trigger” payments on involuntary termination of employment in connection with a change in control.
Potential Payments upon Termination of Employment
We maintain change in control agreements with our NEOs and other executives. Under the change in control agreements, we may be required to provide compensation in the event of a termination of employment or a change in control of the Company. As a condition to each executive’s entitlement to receive payments under the change in control agreements, the executive is required to execute a waiver of claims against us and to abide by certain non-disclosure, non-competition and non-solicitation requirements.
Voluntary termination and termination for cause — Each of the NEOs may terminate his employment at any time. In addition, we may terminate the employment of the NEOs for cause for any of the following reasons:
•
a willful and continual failure to perform his duties;

•
gross misconduct that is materially and demonstrably detrimental to us; or

•
the commission of a felony.

Under the terms of the change in control agreements, if we terminate an executive’s employment for cause or if an executive voluntarily terminates his employment, then we will pay the executive an amount equal to the executive’s accrued and unpaid base salary.

The RSU award agreements provide that, if an executive voluntarily terminates his employment (other than for good reason or due to retirement), his unvested RSUs will be forfeited. If we terminate an executive’s employment for cause, his RSUs, whether vested or unvested, will be forfeited.
Involuntary termination prior to a change in control — Under the change in control agreements, each of the NEOs may be entitled to certain benefits on an involuntary termination. If we terminate an executive without cause prior to a change in control, then under the terms of the change in control agreement we will pay the executive a lump sum cash amount equal to the following:
•
one times (two times for Messrs. Eaves and Lang) the executive’s highest annual base salary during the preceding three years;

•
one times the higher of the executive’s annual cash incentive award for the most recent year or the average annual cash incentive award for the three preceding years;

•
a pro rata portion of any amounts to which the executive would be entitled under our annual cash incentive awards or our long-term cash and equity-based incentive awards;

•
12 times (18 times for Messrs. Eaves and Lang) the effective monthly COBRA rate;

•
12 times (24 times for Messrs. Eaves and Lang) the applicable monthly life insurance premium rate;

•
the matching contribution under our defined contribution plan and executive deferred compensation plan and the annual interest credit amounts under our defined benefit plans as if the executive continued to participate in those plans for a period of 12 months (24 months for Messrs. Eaves and Lang); and

•
the value of any unused vacation time.

Also, we have agreed to reimburse the NEOs for the cost of financial counseling services (up to a maximum of $5,000) for a period of 12 months (24 months for Messrs. Eaves and Lang), and the cost of reasonable outplacement services for a period of 12 months (24 months for Messrs. Eaves and Lang).
The RSU award agreements provide for the following treatment of the awards if an NEO’s employment is terminated by us without cause or by the NEO for good reason:
•
For the time-based RSU awards granted in 2018 and 2020, a prorated portion of the RSU will vest (based on the portion of the three-year vesting period that the NEO was employed) as of the date of such termination, and any remaining unvested portions will be forfeited. The vested portion of the award will be settled on the date of such termination.

•
For the performance-based RSU awards, the service condition will be deemed attained with respect to a prorated portion of the RSUs (based on the portion of the three-year performance period that the NEO was employed), and such prorated portion of the award will remain subject to the applicable performance condition(s). The remaining portion of the award will be forfeited.

•
For Mr. Eaves, if he leaves the Company prior to February 27, 2023 other than for cause, his RSUs granted in 2020 will vest in full, with the performance-based RSUs remaining subject to the achievement of the applicable performance measures.

The retention awards granted to Messrs. Eaves, Lang, Giljum and Drexler in October 2018 provide for the following treatment if the executive’s service with us is terminated by us without cause or by the executive for good reason:

•
For the cash-based retention award, any unpaid portion of the award will be paid within 35 days following the effective date of such termination.

•
For the retention RSU award, the unvested portion of the RSUs will vest in full.

The following table shows the amounts that each of the NEOs would have received if we had terminated his employment for reasons other than cause prior to a change in control on December 31, 2020:
	John W. Eaves	Paul A. Lang	Matthew C. Giljum	John T. Drexler	John A. Ziegler, Jr.	Robert G. Jones
Cash payments:
Cash severance	$3,299,231	$2,565,600	$610,885	$1,227,995	$696,867	$776,510
Healthcare coverage	$27,000	$38,970	$25,980	$25,980	$25,980	$18,000
Life insurance premiums	$75,120	$75,120	$7,236	$13,380	$11,112	$33,804
Incentive awards(1)	$783,056	$972,837	$287,458	$606,553	$290,500	$315,000
Retention awards	$250,000	$160,000	$46,667	$113,333	$0	$0
Retirement benefits	$353,308	$613,477	$104,127	$177,817	$105,165	$153,261
Financial counseling and outplacement services	$30,000	$30,000	$20,000	$20,000	$20,000	$20,000
Accrued vacation	$0	$0	$0	$0	$0	$0
Acceleration of equity awards:(2)
Restricted stock units (time-based)	$2,826,448	$962,021	$237,015	$650,947	$293,828	$338,430
Restricted stock units (performance-based)	$1,599,028	$437,512	$108,941	$288,186	$172,023	$195,429
Total	$9,243,191	$5,855,537	$1,448,309	$3,124,191	$1,615,475	$1,850,434

(1)
For purposes of estimating the amounts payable under our annual cash incentive awards, we have assumed that we achieved target levels of performance.

(2)
For purposes of estimating the amounts payable under the restricted stock unit awards, we have assumed a share price of  $43.77 (which was the closing price on the last trading day of 2020). In addition, for the performance-based awards, we assumed 48.44% of target attainment for the grant to Mr. Giljum in February 2018 (based on actual achievement through December 31, 2020), 45% (threshold) for the other 2018 awards, 100% (target) for the 2020 awards tied to relative TSR, and 50% (threshold) for the 2020 awards tied to ROIC. The award agreements provide that, upon termination for reasons other than cause prior to a change in control, the performance-based awards will remain subject to the performance condition (meaning that the actual percentage at which the performance goal is achieved will be determined based on the calculated achievement for each performance measure).

Termination in connection with a change in control — Under the change in control agreements, each of the NEOs may be entitled to certain benefits if we terminate the executive’s employment for reasons other than cause following a change in control or if the executive terminates his employment for “good reason” (as defined in the executive’s change in control agreement) during the two years following a change in control.
The change in control agreements define a “change in control” to mean any of the following:
•
a consolidation, merger or similar transaction in which we do not survive or in which shares of our common stock are converted into cash, securities or other property, other than a merger in which the holders of our common stock immediately prior to the merger maintain substantially the same proportionate ownership of the common stock of the surviving entity immediately after the merger;

•
the sale, lease, exchange or other transfer of all or substantially all of our assets;

•
the approval by our stockholders of a plan of liquidation or dissolution; or

•
the failure of our directors to constitute a majority of our Board at any time during any two consecutive years.

If we terminate an NEO for reasons other than cause following a change in control or if the NEO terminates his employment for good reason during the two years following a change in control, then, under the terms of the change in control agreement, we will pay the executive a lump sum cash amount equal to the following:

•
two times (three times for Messrs. Eaves and Lang) the executive’s highest annual base salary during the preceding three years;

•
two times (three times for Messrs. Eaves and Lang) the higher of the executive’s annual cash incentive award for the most recent year or the average annual cash incentive award for the three years preceding the date of termination;

•
the full amount of any long-term cash and equity-based awards and a pro rata portion of any amounts to which the executive would be entitled under our annual cash incentive awards;

•
18 times the effective monthly COBRA rate;

•
24 times (36 times for Messrs. Eaves and Lang) the applicable monthly life insurance premium rate;

•
the matching contribution under our defined contribution plan and non-qualified executive deferred compensation plan and the annual interest credit amounts under our defined benefit plans as if the executive continued to participate in those plans for a period of 24 months (36 months for Messrs. Eaves and Lang); and

•
the value of any unused vacation time.

Also, we have agreed to reimburse each NEO for the cost of financial counseling services (up to a maximum of $5,000) for a period of 24 months (36 months for Messrs. Eaves and Lang), and the cost of reasonable outplacement services for a period of 24 months (36 months for Messrs. Eaves and Lang).
The RSU award agreements provide for accelerated vesting immediately on a change in control (see below under “Potential Payments upon Change in Control”). As a result, the NEOs would not receive any additional benefits with respect to their RSUs on termination of employment following a change in control.
The retention awards granted to Messrs. Eaves, Lang, Giljum and Drexler in October 2018 provide for accelerated vesting immediately on a change in control (see below under “Potential Payments upon Change in Control”). As a result, these executives would not receive any additional benefits with respect to their retention awards on termination of service following a change in control. The following table shows the amounts each NEO would have received if we had terminated his employment on December 31, 2020 for reasons other than cause following a change in control or if the NEO had terminated his employment for good reason on December 31, 2020 following a change in control:
	John W. Eaves	Paul A. Lang	Matthew C. Giljum	John T. Drexler	John A. Ziegler, Jr.	Robert G. Jones
Cash payments:
Cash severance	$6,822,693	$5,071,801	$1,221,770	$2,455,989	$1,393,733	$1,553,021
Healthcare coverage	$27,000	$38,970	$38,970	$38,970	$38,970	$27,000
Life insurance premiums	$112,680	$112,680	$14,472	$26,760	$22,224	$67,608
Incentive awards(1)	$783,056	$972,837	$287,458	$606,553	$290,500	$315,000
Retention awards	$250,000	$160,000	$46,667	$113,333	$0	$0
Retirement benefits	$539,221	$936,536	$211,532	$361,534	$220,797	$311,888
Financial counseling and outplacement services	$40,000	$40,000	$30,000	$30,000	$30,000	$30,000
Accrued vacation	$0	$0	$0	$0	$0	$0
Acceleration of equity awards:
Restricted stock units (time-based)	$0	$0	$0	$0	$0	$0
Restricted stock units (performance-based)	$0	$0	$0	$0	$0	$0
Total	$8,574,650	$7,332,824	$1,850,869	$3,633,139	$1,996,224	$2,304,517

(1)
For purposes of estimating the amounts payable by us under our annual cash incentive awards, we have assumed that we achieved target levels of performance.

Death or disability — The change in control agreements provide that, in the event an NEO’s employment is terminated as a result of his death or disability, then we will pay the executive an amount equal to the executive’s accrued and unpaid base salary, unused vacation time and all other amounts, including payouts under our annual cash incentive awards, that the executive has earned but which have not yet been paid.
The RSU award agreements provide for the following treatment of the awards if an NEO’s employment is terminated as a result of his death or disability:
•
For the time-based RSU award, the RSUs will vest in full and be settled as of the date of such termination.

•
For the performance-based RSU award, the service condition will be deemed attained with respect to 100% of the RSUs and the award will remain subject to the applicable performance conditions.

The retention awards granted to Messrs. Eaves, Lang, Giljum and Drexler in October 2018 provide for the following treatment if the executive’s service with us is terminated as a result of his death or disability:
•
For the cash-based retention award, any unpaid portion of the award will be paid within 35 days following the effective date of such termination.

•
For the retention RSU award, the unvested portion of the RSUs will vest in full.

The following table shows the amounts each NEO would have received if his employment had terminated on December 31, 2020 as a result of his death or disability:
	John W. Eaves	Paul A. Lang	Matthew C. Giljum	John T. Drexler	John A. Ziegler, Jr.	Robert G. Jones
Cash payments:
Cash severance	—	—	—	—	—	—
Healthcare coverage	—	—	—	—	—	—
Life insurance premiums	—	—	—	—	—	—
Incentive awards(1)	$783,056	$972,837	$287,458	$606,553	$290,500	$315,000
Retention awards	$250,000	$160,000	$46,667	$113,333	$0	$0
Retirement benefits	—	—	—	—	—	—
Financial counseling and outplacement services	—	—	—	—	—	—
Accrued vacation	—	—	—	—	—	—
Acceleration of equity awards:()
Restricted stock units (time-based)	$2,826,448	$2,067,126	$584,767	$1,326,319	$691,566	$776,918
Restricted stock units (performance-based)	$1,599,028	$1,224,531	$366,020	$764,290	$452,363	$502,589
Total	$5,458,532	$4,424,494	$1,284,912	$2,810,495	$1,434,429	$1,594,507

(1)
For purposes of estimating the amounts payable under our annual cash incentive, we have assumed that we achieved target levels of performance.

(2)
For purposes of estimating the amounts payable under the restricted stock unit awards, we have assumed a share price of  $43.77 (which was the closing price on the last trading day of 2020). In addition, for the performance-based awards, we assumed 48.44% of target attainment for the grant to Mr. Giljum in February 2018 (based on actual achievement through December 31, 2020), 45% (threshold) for the other 2018 awards, 100% (target) for the 2020 awards tied to relative TSR, and 50% (threshold) for the 2020 awards tied to ROIC. The award agreements provide that, upon death or disability, the performance-based awards will remain subject to the performance condition (meaning that the actual percentage at which the performance goal is achieved will be determined based on the calculated achievement for each performance measure).

Retirement — The change in control agreements provide that, in the event an NEO’s employment is terminated as a result of his retirement, then we will pay the executive an amount equal to the executive’s accrued and unpaid base salary, unused vacation time and all other amounts, including payouts under our annual cash incentive awards, that the executive has earned but which have not yet been paid.
The RSU award agreements provide for the following treatment of the awards if an NEO’s employment is terminated as a result of his retirement:
•
For the time-based RSU awards, a prorated portion of the RSU will vest (based on the portion of the three-year vesting period that the NEO was employed) as of the date of such termination, and any remaining unvested portions will be forfeited.

•
For the performance-based RSU award, the service condition will be deemed attained with respect to a prorated portion of the RSUs (based on the portion of the three-year performance period that the NEO was employed), and such prorated portion of the award will remain subject to the applicable performance conditions. The remaining portion of the award will be forfeited.

•
For Mr. Eaves, if he leaves the Company prior to February 27, 2023 other than for cause, his RSUs granted in 2020 will vest in full, with the performance-based RSUs remaining subject to the achievement of the applicable performance measures.

With respect to the retention awards granted to Messrs. Eaves, Lang, Giljum and Drexler in October 2018, any unpaid or unvested portion of the awards will be forfeited if the executive’s service is terminated as a result of his retirement.
The following table shows the amounts each NEO would have received if his employment had terminated on December 31, 2020 as a result of his retirement:
	John W. Eaves	Paul A. Lang	Matthew C. Giljum(1)	John T. Drexler(1)	John A. Ziegler, Jr.(1)	Robert G. Jones
Cash payments:
Cash severance	—	—	—	—	—	—
Healthcare coverage	—	—	—	—	—	—
Life insurance premiums	—	—	—	—	—	—
Incentive awards(2)	$783,056	$972,837	$287,458	$606,553	$290,500	$315,000
Retention awards	—	—	—	—	—	—
Retirement benefits	—	—	—	—	—	—
Financial counseling and outplacement services	—	—	—	—	—	—
Accrued vacation	—	—	—	—	—	—
Acceleration of equity awards:(3)
Restricted stock units (time-based)	$2,826,448	$733,323	$166,983	$493,375	$293,828	$338,430
Restricted stock units (performance-based)	$1,599,028	$437,512	$108,941	$288,186	$172,023	$195,429
Total	$5,208,532	$2,143,671	$563,382	$1,388,114	$756,351	$848,859

(1)
The amounts listed for Messrs. Giljum, Drexler and Ziegler are included to illustrate the value received if awarded at retirement. Currently, they do not meet the age requirement criteria under the plan guidelines.

(2)
For purposes of estimating the amounts payable under our annual cash incentive awards, we have assumed that we achieved target levels of performance.

(3)
For purposes of estimating the amounts payable under the restricted stock unit awards, we assumed a share price of  $43.77 (which was the closing price on the last trading day of 2020). In addition, for the performance-based awards, we assumed 48.44% of target attainment for the grant to Mr. Giljum in February 2018 (based on actual achievement through December 31, 2020), 45% (threshold) for the other 2018 awards, 100% (target) for the 2020 awards tied to relative TSR and 50% (threshold) for the 2020 awards tied to ROIC. The award agreements provide that, upon retirement, the performance-based awards will remain subject to the performance condition (meaning that the actual percentage at which the performance goal is achieved will be determined based on the calculated achievement for each performance measure).
Potential Payments upon Change in Control
The RSU award agreements provide for the following treatment of the awards on a change in control:
•
For the time-based RSU awards, the award will fully vest.

•
For the performance-based RSU awards, the service condition will be deemed attained with respect to 100% of the RSUs. The level of attainment of the performance conditions for the 2018 performance awards will be based on the greater of  (i) the price or implied price per share of our common stock in such change in control or (ii) the highest VWAP for any period of 90 trading days or 45 trading days, depending on the RSU award, during the portion of the three-year performance period ending on the day prior to such change in control. The level of attainment of the performance conditions for the 2020 performance awards will be based on the greater of  (i) 100% of target performance or (ii) the number of RSUs that would vest based on the level of actual achievement against the performance conditions as determined by the Board or the Committee (and adjusted to the extent necessary to measure performance over the shortened performance period). To the extent that the award vests, the award will be settled as of the date of such change in control.

The retention awards granted to Messrs. Eaves, Lang, Giljum and Drexler in October 2018 provide for the following treatment of the awards on a change in control:
•
For the cash-based retention award, any unpaid portion of the award will be paid within 30 days following the change in control.

•
For the retention RSU award, the unvested portion of the RSUs will vest in full and be settled on the date of such change in control.

Under the terms of the Arch Resources, Inc. 2016 Omnibus Incentive Plan, a change in control means any of the following:
•
the acquisition by any person of more than 50% of our outstanding common stock;

•
a consolidation or merger in which we do not survive or in which shares of our common stock are converted to cash, securities or other property, other than a merger in which the holders of our common stock immediately prior to the merger maintain more than 50% of the ownership of common stock of the surviving corporation immediately after the merger;

•
the sale, lease, exchange or other transfer of all or substantially all of our assets;

•
our stockholders approve a plan or proposal for our liquidation or dissolution; or

•
during a period of two consecutive years, continuing directors cease to constitute a majority of the Board.

The following table shows the amounts each NEO would have received if we had undergone a change in control on December 31, 2020:
	John W. Eaves	Paul A. Lang	Matthew C. Giljum	John T. Drexler	John A. Ziegler, Jr.	Robert G. Jones
Cash payments:
Cash severance	—	—	—	—	—	—
Healthcare coverage	—	—	—	—	—	—
Life insurance premiums	—	—	—	—	—	—
Incentive awards(1)	$783,056	$972,837	$287,458	$606,553	$290,500	$315,000
Retention awards	$250,000	$160,000	$46,667	$113,333	$0	$0
Retirement benefits	—	—	—	—	—	—
Financial counseling and outplacement services	—	—	—	—	—	—
Accrued vacation	—	—	—	—	—	—
Acceleration of equity awards:(2)
Restricted stock units (time-based)	$2,826,448	$2,067,126	$584,767	$1,326,319	$691,566	$776,918
Restricted stock units (performance-based)	$2,470,817	$1,838,428	$514,735	$1,168,747	$691,566	$776,918
Total	$6,330,320	$5,038,391	$1,433,627	$3,214,952	$1,673,632	$1,868,836

(1)
For purposes of estimating the amounts payable by us under our annual cash incentive awards, we have assumed that we achieved target levels of performance.

(2)
For purposes of estimating the amounts payable under the restricted stock unit awards, we have assumed a share price of  $43.77 (which was the closing price on the last trading day of 2020) and that, for all performance-based awards, we have assumed that the performance goals were achieved at 100.0% of target.

Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K.
There were no significant changes to the employee population or compensation plans from 2019 to 2020 that would significantly impact our pay ratio disclosure. As a result, the median employee identified in the 2019 CEO Pay Ratio disclosure was used again for this year’s analysis. This employee represented the median employee following an examination of the W-2 reported earnings for all employees who were employed by us on October 1, 2019, excluding our CEO. We included all employees in this analysis, whether employed on a full-time or part-time basis, and annualized the earnings for any employee who was hired after January 1 or had a break in employment between January 1 and October 1 of that year. The median employee is an hourly employee. The median employee had no change in role and no significant change to compensation from 2019 to 2020. We calculated the annual total compensation for such employee using the same methodology we used for our NEOs as set forth in the 2020 Summary Compensation Table earlier in this section. The value of the 2020 annual total compensation of this employee is $99,857. The annual total compensation of our CEO is $3,681,055. The resulting pay ratio is 37:1.

DIRECTOR COMPENSATION
Our director compensation program is designed to compensate our non-employee directors for the amount of work required for a company of our size and scope, and to align the interests of our non-employee directors with the long-term interests of our stockholders and other stakeholders.
The Committee annually reviews the compensation structure and amounts for our non-employee directors. From time to time, the Committee engages a compensation consultant to provide survey or proxy benchmarking data on the structure and amount of director compensation for the Company’s peer group.
Compensation of Our Board.   The compensation structure for our non-employee directors for 2020 is set forth below:
Annual Board Retainers(1)
Independent Board Member annual retainer	$100,000
Additional retainer — Independent Chairman of the Board	$75,000
Additional retainer — Chairman of the Audit Committee	$25,000
Additional retainer — Member of the Audit Committee	$15,000
Additional retainer — Chairman of the Personnel and Compensation Committee	$15,000
Additional retainer — Member of the Personnel and Compensation Committee	$10,000
Additional retainer — Chairman of the Nominating Committee	$10,000
Additional retainer — Member of the Nominating Committee	$5,000
Chairman equity grant(2)	$215,000
Non-Chairman equity grant(2)	$140,000

(1)
Each non-employee director is also paid a meeting fee of  $1,500 for each Board and Committee meeting attended in excess of ten meetings in a calendar year. Meetings of the Board and meetings of a Committee are counted separately in determining whether the ten-meeting threshold has been met.

(2)
Represents an award of restricted stock units with respect to a number of shares of our common stock that is determined by dividing this dollar amount by the fair market value of a share on the grant date. The award vests in full on the earlier of  (i) the first anniversary of the grant date, (ii) the date of the non-employee director’s termination of service due to death or disability and (iii) the date of a change of control; provided, that a prorated portion of award shall vest in the event of the non-employee director’s termination of service by the Company without cause or by the non-employee director for any or no reason. Vested shares are settled and delivered on the earlier of the three-month anniversary of the date of the director’s separation of service from the Board or the date of a change of control. As described in more detail above under “Executive Compensation — Long-Term Incentive Plan,” the timing of annual equity grants was moved from October 2019 to February 2020. Therefore, the value of the “stub period” resulting from moving the annual grant was added to each director’s restricted stock unit award for 2020.

The following table sets forth 2020 compensation for each director (other than Eaves and Lang):
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
James N. Chapman	$198,000	$263,466	$461,466
Patrick J. Bartels, Jr.	$118,000	$170,765	$288,765
Sherman K. Edmiston III	$118,000	$170,765	$288,765
Robert B. Hamill	$118,000	$170,765	$288,765
Holly Keller Koeppel	$118,000	$170,765	$288,765
Patrick A. Kriegshauser	$128,000	$170,765	$298,765
Richard A. Navarre	$123,000	$170,765	$293,765

(1)
Reflects the annual cash retainer earned by each director for 2020. The retainer is paid monthly in arrears. This amount also includes $3,000 which represents fees earned for two board meetings in excess of the annual ten meetings.

(2)
Amounts shown in the “Stock Awards” column for each director reflects the aggregate grant date fair value of restricted stock units granted to each director in 2020, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 19, Stock-Based Compensation and Other Incentive Plans to our consolidated financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K for the year ended December 31, 2020, for a discussion of the assumptions used to calculate the fair value of stock awards. As described in more detail above under “Executive Compensation — Long-Term Incentive Plan,” the timing of annual equity grants was moved from October 2019 to February 2020. Because of this timing change, no awards were granted to directors during 2019 and the February 2020 grants were increased by 34.43% to reflect the value of the “stub period” resulting from such timing change. The aggregate number of unvested shares of restricted stock units held by directors as of December 31, 2020 was: Mr. Chapman: 5,400; Mr. Bartels: 3,500; Mr. Edmiston: 3,500; Mr. Hamill: 3,500; Ms. Koeppel: 3,500; Mr. Kriegshauser: 3,500; and Mr. Navarre: 3,500.

Stock Ownership Guidelines.   In order to align the interests of our non-employee directors with the long-term interests of our stockholders, our Board has adopted stock ownership guidelines for non-employee directors. The Personnel and Compensation Committee of our Board reviews the guidelines on a regular basis and makes recommendations to our Board on adjustments, if any, to required threshold levels and considers best practices as part of that review process.
Under the current guidelines, each non-employee director is required to own a number of shares of our common stock, including unvested restricted stock units, equal in value to three times the value of the annual retainer. Each newly elected non-employee director is expected to satisfy this goal within five years of becoming a director. Each non-employee director’s ownership is reviewed annually, with each share of common stock held by a non-employee director being valued at the Company’s average closing price for the 90 days prior to the measurement date. In the event that a non-employee director does not meet the applicable guideline at any time after the initial five-year period, the director is required to hold a minimum of 50% of the net shares resulting from any future vesting of restricted stock or restricted stock units until the guideline is met. All of our directors either satisfy the required threshold or are within the five-year period.

PERSONNEL AND COMPENSATION COMMITTEE REPORT
The Personnel and Compensation Committee is composed entirely of independent directors and has the responsibility for reviewing and recommending changes in our executive compensation policies and programs to the Board of Directors. The Committee also reviews and makes recommendations for all compensation payments to our Chief Executive Officer and other executives, which are approved by the Board of Directors as a whole.
The Personnel and Compensation Committee has reviewed and met with management to discuss the disclosures contained in the section of this proxy statement entitled “Executive Compensation — Compensation Discussion and Analysis.” Based on that review and discussions with management, the Personnel and Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, including the disclosures contained in the section entitled “Compensation Discussion and Analysis” in this proxy statement and, by incorporating that section by reference, in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.
PERSONNEL AND COMPENSATION
COMMITTEE
Richard A. Navarre, Chairman
Patrick J. Bartels, Jr.
James N. Chapman,
The material contained in this Personnel and Compensation Committee Report does not constitute soliciting material, is not deemed filed with the SEC, and is not incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates the Personnel and Compensation Committee Report by reference therein.

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors as set forth in its charter. Management is primarily responsible for the financial statements and reporting process, including the systems of internal controls, while the independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.
In this context, the Audit Committee has reviewed the Company’s audited consolidated financial statements and has met with and held discussions with management, the Company’s internal auditors and with Ernst & Young LLP, the Company’s independent registered public accounting firm, to discuss those financial statements and related matters. The Audit Committee reviewed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee also met, at least quarterly, with the auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also reviewed with the independent auditors their judgment as to the quality and the appropriateness of the Company’s accounting principles and financial controls and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter prescribed by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence, including those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee considered whether the performance by Ernst & Young LLP of non-audit services was compatible with their independence.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the audited consolidated financial statements to be included in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission. The Audit Committee has retained Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021.
While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.
AUDIT COMMITTEE
Patrick A. Kriegshauser, Chairman
Sherman K. Edmiston III
Robert B. Hamill
Holly Keller Koeppel

The material contained in this Audit Committee Report does not constitute soliciting material, is not deemed filed with the SEC, and is not incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information, as of December 31, 2020, regarding the number of shares of common stock that may be issued under the Company’s equity compensation plans:
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	906,890(1)	$0	2,083,650(2)
Equity compensation plans not approved by security holders	—	$0	—
Total	906,890	$0	2,083,650

(1)
Represents the number of shares of our common stock underlying restricted stock unit awards granted under the Company’s 2016 Omnibus Incentive Plan (assuming maximum attainment of the performance goal, in the case of performance-based awards).

(2)
Represents the number of shares of our common stock available for issuance under the Company’s 2016 Omnibus Incentive Plan. This number does not include the shares that are issuable on vesting and settlement of the outstanding restricted stock unit awards.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth, as of March 3, 2021, information concerning the beneficial ownership of our common stock by each director, each of the named executive officers and all current directors and executive officers as a group. Under the rules of the SEC, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Each person reflected in the table below has both sole voting and investment power with respect to the shares included in the table, except as described in the footnotes below:
Name of Beneficial Owner	Number of Actual Shares Owned Directly or Indirectly(1)	Options Exercisable Within 60 Days or RSUs that vest within 60 days	Amount and Nature of Beneficial Ownership	Percent of Class	Other Stock-Based Items(2)	Total Stock-Based Ownership
John W. Eaves, Executive Chairman and Director	101,329	—	101,329	3%	187,684	289,013
James N. Chapman, Lead Independent Director	11,774	—	11,774	0%	4,300	16,074
Patrick J. Bartels, Jr., Director	7,950	—	7,950	0%	2,800	10,750
Sherman K. Edmiston III, Director	7,324	—	7,324	0%	2,800	10,124
Robert B. Hamill, Director	8,450	—	8,450	0%	2,800	11,250
Holly Keller Koeppel, Director	5,450	—	5,450	0%	2,800	8,250
Patrick A. Kriegshauser, Director	8,040	—	8,040	0%	2,800	10,840
Richard A. Navarre, Director	7,324	—	7,324	0%	2,800	10,124
Paul A. Lang, President and Chief Executive Officer and Director	56,758	—	56,758	2%	206,622	263,380
John T. Drexler, Senior Vice President and Chief Operating Officer	36,528	—	36,528	1%	126,780	163,308
Robert G. Jones, Senior Advisor	22,073	—	22,073	0%	79,917	101,990
John A. Ziegler, Jr., Senior Vice President and Chief Administrative Officer	21,811	—	21,811	0%	72,342	94,153
Matthew C. Giljum, Senior Vice President and Chief Financial Officer	4,708	—	4,708	0%	64,668	69,376
All of our directors and executive officers as a group (16 persons)(3)	311,535	—	311,535	8%	929,809	1,241,344

(1)
Includes shares of our common stock and, for executive officers, it also includes time-based restricted stock units that have vested or will vest within 60 days of March 3, 2021.

(2)
Includes, for directors, unvested time-based restricted stock units that vest more than 60 days after March 3, 2021. Includes, for executive officers, unvested time-based restricted stock units that vest more than 60 days after March 3, 2021 and unvested performance-based restricted stock units (assuming maximum attainment of the specified share price performance goal). While these time-based and performance-based restricted stock units may not be voted or transferred, we have included them in the table as they represent an economic interest in our common stock that is subject to the same market risk as ownership of actual shares of our common stock.

(3)
Includes shares beneficially owned by Mr. Jones who qualifies as an NEO but no longer serves as an executive officer of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows all persons or entities that we know were “beneficial owners” of more than 5% of our common stock on March 3, 2021:
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Adage Capital Partners, L.P.(2) 200 Clarendon Street, 52nd Floor Boston, Massachusetts 02116	1,416,056	9.24%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	1,407,442	9.19%
Morgan Stanley(4) Morgan Stanley Capital Services LLC 1585 Broadway New York, NY 10036	1,215,646	7.94%
State Street Corporation(5) SSGA Funds Management, Inc. One Lincoln Street Boston, MA 02111	1,203,281	7.86%
BlackRock Inc.(6) 55 East 52nd Street New York, NY 10055	1,111,103	7.25%
Luminus Management, LLC(7) 1700 Broadway, 26th Floor New York, NY 10019	851,512	5.56%
Dimensional Fund Advisors LP(8) Building One 6300 Bee Cave Road Austin, TX 78746	778,270	5.08%

(1)
Based on 15,316,441 shares of our common stock outstanding as of March 3, 2021.

(2)
Based on its filing with the SEC, Adage Capital Partners, L.P. has shared voting power over 1,416,056 shares of our common stock and shared dispositive power over 1,416,056 shares of our common stock.

(3)
Based on its filings with the SEC, The Vanguard Group, Inc. has shared voting power over 17,205 shares of our common stock, sole dispositive power over 1,375,859 shares of our common stock and shared dispositive power over 31,583 shares of our common stock.

(4)
Based on its filings with the SEC, Morgan Stanley and Morgan Stanley Capital Services LLC have shared voting power over 1,215,574 shares of our common stock and shared dispositive power over 1,215,646 shares of our common stock.

(5)
Based on its filings with the SEC, State Street Corporation and SSGA Funds Management, Inc. have shared voting power over 1,165,339 shares of our common stock and shared dispositive power over 1,203,281 shares of our common stock.

(6)
Based on its filings with the SEC, Blackrock Inc. has the sole voting power over 1,096,328 shares of our common stock and sole dispositive power over 1,111,103 shares of our common stock.

(7)
Based on its filings with the SEC, Luminus Management, LLC has shared voting power over 851,512 shares of our common stock and shared dispositive power over 851,512 shares of our common stock.

(8)
Based on its filings with the SEC, Dimensional Fund Advisors LP has sole voting power over 769,087 shares of our common stock and sole dispositive power over 778,270 shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Transactions with Related Persons
In determining whether to approve, ratify or disapprove of the Company’s entry into a transaction with a related party, our Board considers all relevant facts and circumstances and takes into account, among other factors:
•
whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

•
whether the transaction would impair the independence of an outside director; and

•
whether the transaction would present an improper conflict of interest for any director or executive officer of the Company.

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING
If you wish to submit proposals for possible inclusion in the Company’s 2022 proxy materials, the Company must receive them at its principal executive offices no later than the close of business on November 15, 2021. Proposals should be addressed to Rosemary L. Klein, Senior Vice President — Law, General Counsel and Secretary, Arch Resources, Inc., One CityPlace Drive, Suite 300, St. Louis, Missouri 63141. If you wish to include a nominee for director in the Company’s 2022 proxy statement pursuant to the proxy access provisions of the Company’s Bylaws, and you meet the qualifications set forth in the Company’s Bylaws, your notice must be delivered not earlier than December 30, 2021 and not later than January 29, 2022. If you wish to nominate directors and/or propose proper business from the floor for consideration at the 2022 annual meeting of stockholders, the Company’s Bylaws provide that:
•
you must notify the Company’s secretary in writing;

•
your notice must have been received at the Company’s headquarters not earlier than December 30, 2021 and not later than January 29, 2022; and

•
your notice must contain the specific information required in the Company’s Bylaws.

The Company will send copies of these requirements to any stockholder who writes to the Company requesting this information. Please note that these three requirements apply only to matters that you wish to bring before your fellow stockholders at the 2022 annual meeting of stockholders without submitting them for possible inclusion in the Company’s 2022 proxy materials.

INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting To Be Held on April 29, 2021
The notice of Annual Meeting, proxy statement and the Company’s 2020 annual report may be viewed online under the “Investor Center” section located on the Company’s website at archrsc.com. Information on the Company’s website does not constitute part of this proxy statement. You may find more information about the Annual Meeting, including the items to be voted on by stockholders at the Annual Meeting, in the sections of this proxy statement entitled “Proxy Highlights” and “Questions and Answers About the Annual Meeting.”
If you are a stockholder of record and are interested in receiving future proxy statements and annual reports electronically, you should contact the Company’s transfer agent by accessing your account at amstock.com and selecting “Shareholder Account Access.” If you hold shares of the Company’s common stock through a broker, bank or other nominee, please refer to the instructions provided by that entity for instructions on how to elect this option.
PROXY SOLICITATION
The Company is paying the cost of preparing, printing and mailing these proxy materials. The Company will reimburse brokerage firms, banks and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.
Proxies will be solicited by mail and also may be solicited by the Company’s executive officers and other employees personally, by telephone or by electronic means, but such persons will not be specifically compensated for such services. The Company will also pay fees of approximately $12,500 to D.F. King & Co., Inc. to assist in soliciting proxies on behalf of the Company. It is contemplated that brokerage firms, banks, custodians, fiduciaries and other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for their reasonable expenses incurred.
By Order of the Board of Directors,
/s/ Rosemary L. Klein

Rosemary L. Klein
Senior Vice President — Law, General Counsel and Secretary
March 15, 2021

ARCH RESOURCES

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, to arrive no later than the closing of the polls on April 29, 2021.

D37191-P50614 KEEP THIS PORTION FOR YOUR RECORDS

ARCH RESOURCES, INC.

The Board of Directors recommends a vote "<u>FOR</u>" all nominees listed in proposal 1:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

The Board of Directors recommends a vote "<u>FOR</u>" proposal 2:

	For	Against	Abstain
2. Advisory approval of the Company's named executive officer compensation.	☐	☐	☐

The Board of Directors recommends a vote "<u>FOR</u>" proposal 3:

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYD37191-P50614! ! !ForAllWithholdAllFor AllExceptFor Against Abstain! ! !! ! !To withhold authority to vote for any individualnominee(s), mark "For All Except" and write thenumber(s) of the nominee(s) on the line below.ARCH RESOURCES, INC.ONE CITYPLACE DRIVE, SUITE 300ST. LOUIS, MO 63141ARCH RESOURCES, INC.The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed March 9, 2021as the record date for determining stockholders of the Company entitled to receive notice of and vote at the meeting.The Board of Directors recommends a vote "FOR" proposal 2:The Board of Directors recommends a vote "FOR" proposal 3:3. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year endingDecember 31, 2021.2. Advisory approval of the Company's named executive officer compensation.1. Election of DirectorsNominees:The Board of Directors recommends a vote "FOR" allnominees listed in proposal 1:NOTE: The appointed proxies will vote in their discretion on any other business as may properly come before the meeting or any adjournment thereof.01) Patrick J. Bartels, Jr.02) James N. Chapman03) John W. Eaves04) Holly Keller Koeppel05) Patrick A. Kriegshauser06) Paul A. Lang07) Richard A. NavarreVOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic deliveryof information up until 11:59 p.m. Eastern Time on April 28, 2021. Have yourproxy card in hand when you access the web site and follow the instructions toobtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/ARCH2021You may attend the meeting via the Internet and vote during the meeting. Havethe information that is printed in the box marked by the arrow available andfollow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until11:59 p.m. Eastern Time on April 28, 2021. Have your proxy card in hand whenyou call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paidenvelope we have provided or return it to Vote Processing, c/o Broadridge,51 Mercedes Way, Edgewood, NY 11717, to arrive no later than the closing ofthe polls on April 29, 2021.If you do not have access to the Internet, you can register to attend the meetingby phone at 1-866-232-3037.D37192-P50614

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to beheld on April 29, 2021: The 2021 Notice, Proxy Statement and Annual Report are available atwww.proxyvote.com.One CityPlace Drive, Suite 300St. Louis, Missouri 63141The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders for the Annual Meeting to be held on April 29, 2021 and accompanying Proxy Statement, and hereby appointsPaul A. Lang and Rosemary L. Klein and each of them, with full power of substitution, as proxies for and in the name of the undersigned to represent and to vote all shares of common stock of Arch Resources, Inc., aDelaware corporation, that the undersigned is entitled to vote at the 2021 Annual Meeting of Stockholders to be held on April 29, 2021, at 10:00 A.M., Central Time, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side hereof, and in their discretion upon such other matters, if any, as may properly come before the meeting.This Proxy, if signed and returned, will be voted as indicated. If this card is signed and returned without indication as to how to vote, the shares will be voted FOR each of the director nominees listed in proposal 1 and FOR proposals 2 and 3.Any one of said proxies, or any substitutes, who shall be present and act at the meeting shall have all the powers of said proxies hereunder.THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 29, 2021 AT 10:00 A.M. CENTRAL TIME